Exhibit 10

TABLE OF CONTENTS

ARTICLE		PAGE
1	DEMISED PREMISES	1
2	TERM	2
3	BASE RENT	4
4	ADDITIONAL RENT	5
5	PAYMENT OF OPERATING EXPENSES	8
6	TENDER OF POSSESSION	11
7	USE OF DEMISED PREMISES	11
8	UTILITIES, SERVICES AND REPAIRS	13
9	TENANT ALTERATIONS	15
10	CONDITION OF DEMISED PREMISES	16
11	[intentionally omitted]	16
12	SIGNS	16
13	INSURANCE	17
14	TENANT'S DEFAULT	20
15	LANDLORD'S RIGHT TO PERFORM TENANT'S OBLIGATIONS	22
16	BANKRUPTCY	22
17	NO WAIVER	23
18	LANDLORD'S INSPECTION	23
19	LIMITATION OF LIABILITY	24
20	INDEMNITY	25
21	CASUALTY	26
22	CONDEMNATION	27
23	ASSIGNMENT AND SUBLETTING	27
24	SURRENDER OF POSSESSION	29
25	SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE	30
26	ESTOPPEL CERTIFICATES	31
27	NO PARTNERSHIP	32
28	NO REPRESENTATIONS BY LANDLORD	32
29	FORCE MAJEURE	32
30	WAIVER OF TRIAL BY JURY	33
31	QUIET ENJOYMENT	33
32	BINDING EFFECT OF LEASE	33
33	REVIEW AND APPROVAL	34
34	RULES AND REGULATIONS	34
35	BROKERAGE	34
36	NOTICES	34
37	APPLICABLE LAW	36
38	JOINT AND SEVERAL LIABILITY	36

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39	TENANT'S AND LANDLORD'S AUTHORITY	37
40	TIME OF ESSENCE	37
41	CONSTRUCTION	37
42	COUNTERPARTS	37
43	CAPTIONS	38
44	ENTIRE AGREEMENT	38
45	EXHIBITS	38
46	PARKING	38
47	ARBITRATION METHOD	39
48	MEASUREMENT OF SPACE	40
49	EXPANSION SPACE	41
50	RIGHT OF FIRST OFFER FOR EXPANSION SPACE	42
51	BUILDING TWO EXPANSION SPACE	43
52	RIGHT OF FIRST OFFER FOR AVAILABLE SPACE	45
53	LANDLORD'S DEFAULT	47
54	ATTORNEYS' FEES	48
55	LICENSE TO USE ROOF SPACE	48

EXHIBIT A	Legal Description of Land
EXHIBIT B	Description of Demised Premises
EXHIBIT C	Form of Declaration
EXHIBIT D	Rules and Regulations
EXHIBIT E	Form of Subordination, Attornment and Nondisturbance Agreement
EXHIBIT F	GWCAR Standard Method of Measurement

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LEASE AGREEMENT

THIS LEASE AGREEMENT (the "Lease") is made as of this __ day of August, 1998, by and between ORIX COLUMBIA, INC, an Illinois corporation ("Landlord"), and MICROS SYSTEMS, INC., a Maryland corporation ("Tenant").

RECITALS

A. Landlord has agreed to construct for Tenant's headquarters a five-story two-tower office building on certain land (the "Land") described on Exhibit A attached hereto in an office park development known as "Columbia Gateway" in Columbia, Maryland (the building and the Land upon which it is located is hereinafter referred to as the "Building" and the Columbia Gateway office park is hereinafter referred to as the "Complex").

B. Tenant has agreed to lease approximately 200,000 rentable square feet of space on eight entire floors in the two towers of the Building.

C. The Building and the interior improvements to Tenant's premises will be constructed in accordance with the Construction Agreement (the "Construction Agreement") dated as of even date herewith between Landlord and Tenant.

D. Landlord and Tenant desire to set forth the terms and conditions for the lease of the space in the Building.

ARTICLE 1

DEMISED PREMISES

1(a). Landlord does hereby lease and demise unto Tenant, and Tenant does hereby lease from Landlord, approximately 200,000 rentable square feet of space (the "Demised Premises") on the entire second, third, fourth and fifth floors of the two towers of the Building. The Demised Premises shall also include any circulation areas on the first floor of the Building specifically reserved for Tenant's exclusive use. The lease of the Demised Premises includes the right, together with other tenants of the Building and members of the public, to use the common public areas of the Building, but includes no other rights not specifically set forth herein. In lieu of the eight (8) floors of the second, third, fourth, and fifth floors of each of the two towers of the Building, Tenant shall have the option of leasing any other configuration of eight floors provided that the floors are contiguous in each tower. For example, Tenant may lease all five floors in one tower and the first, second, and third floors of the other tower. Tenant's option must be exercised by written notice to Landlord no later than April 30, 1999. Upon Substantial Completion of the Demised Premises, the Demised Premises shall be measured in accordance with the GWCAR Standard (as hereinafter defined) and shall be outlined in red on Exhibit B to be attached hereto. The location of the floors selected by Tenant and the actual amount of rentable square feet comprising the Demised Premises

1(b). No later than April 30, 1999, Tenant shall have the right to lease all or a portion of the remaining space in the Building (the "Expansion Space") on the following terms and conditions:

(i) Tenant must give Landlord written notice of its intent to lease all or a portion of the Expansion Space by no later than April 30, 1999. If Landlord does not receive such written notice by said date, Landlord may lease all or portions of the Expansion Space to other tenants on any terms acceptable to Landlord, subject, however, to Tenant's expansion rights under this Lease.

(ii) If Tenant elects to lease all or a portion of the Expansion Space, such space shall be included in the Demised Premises and Exhibit B to be attached hereto and shall be subject to all of the terms and conditions of this Lease.

(iii) If Tenant elects to lease only a portion of the Expansion Space, the portion selected and the remaining portion of the space on the floor in which the Expansion Space is located must both be demisable and marketable in Landlord's sole reasonable discretion exercised in good faith, it being understood that the configuration of such spaces must have adequate elevator access, comply with all Requirements (as hereinafter defined) (including, without limitation, fire egress and other safety and building code regulations).

(iv) In accordance with the GWCAR Standard, the Declaration shall confirm the amount of space comprising all or the portion of the Expansion Space leased by Tenant.

1(c). Landlord and Tenant acknowledge that as of the date of this Lease, Landlord's purchase of the Land has not been consummated and that the vesting of Tenant's leasehold estate under this Lease is contingent upon the consummation of the sale of the Land to Landlord. The legal description of the Land and the Building Two Land (as hereinafter defined) shall be attached to this Lease in substitution of Exhibit A attached hereto pursuant to the terms of the Declaration. Notwithstanding anything herein to the contrary, Tenant's right to the leasehold estate under this Lease shall terminate, if such leasehold estate has not been previously vested, twenty-one (21) years after the death of President William Jefferson Clinton.

ARTICLE 2

TERM

2(a). Subject to the terms and conditions set forth herein, the term ("Term") of this Lease shall be for ten (10) years and shall commence on the date (the "Rent Commencement Date")

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which is determined by the Date of Substantial Completion (as defined in the Construction Agreement) of the Demised Premises in accordance with the terms of the Construction Agreement, and shall expire at 11:59 p.m. on the date which is ten (10) years after the Rent Commencement Date, unless sooner terminated or extended in accordance with the provisions hereof. Upon Substantial Completion (as defined in the Construction Agreement) of the Demised Premises, the Rent Commencement Date shall be confirmed in the Declaration. The first Lease Year shall mean the period commencing on the Rent Commencement Date and terminating on the last day of the twelfth full calendar month thereafter, it being understood that if the Rent Commencement Date is not the first day of a month, the first Lease Year shall include the portion of the month in which the Rent Commencement Date occurs. Each subsequent Lease Year shall commence on the first day of the first full calendar month following the month in which the Rent Commencement Date occurred.

2(b). Tenant shall have the option to renew the Lease for two (2) additional terms of five (5) years each at ninety-five percent (95%) of Fair Market Rent (as hereinafter defined) by giving Landlord written notice thereof at least twelve (12) months prior to the expiration of the initial ten (10)-year Term or the first five (5)-year option period, as the case may be; provided, however, that this option to renew shall not apply if (i) the Lease has been terminated (either at the time of sending notice or at the commencement of the renewal period), or (ii) an Event of Default has occurred or an event has occurred which with the giving of notice would constitute an Event of Default, either at the time of sending notice or at the commencement of the renewal period, (iii) Tenant (not including any of Tenant's successors or assigns) does not occupy fifty percent (50%) or more of the Demised Premises, or (iv) with respect to the second (2nd) renewal option, Tenant did not exercise the first renewal option. At such time as Tenant sends notice to Landlord of its intent to renew the Lease, Tenant shall be bound for such renewal term on the terms set forth below.

2(c). As used in this Lease "Fair Market Rent" shall mean the annual rent per rentable square foot for space of equivalent quality, size, utility and location, with the length of the renewal period and credit-standing of Tenant as well as the amount of tenant concessions being offered by landlords and the operating cost reimbursements and fixed escalations to be taken into account.

2(d). In the event Tenant sends notice of intent to exercise the option for either the first or second renewal period, Landlord and Tenant shall have a sixty (60)-day period following the date of Landlord's receipt of the notice during which Landlord and Tenant shall negotiate in good faith all economic terms set forth in this Lease (all non-economic terms and conditions of this Lease shall remain as set forth in this Lease, except for any terms and conditions which are not reflected in this Lease but which are customary for comparable office space at the time of such negotiation, which terms and conditions shall also be negotiated in good faith). In no event, however, shall the Base Rent (as hereinafter defined) be less than the Base Rent in effect for the last year of the initial Term or the last year of the first renewal period as applicable. If Landlord and Tenant do not agree in such sixty (60) day period, the provisions of the Article hereof entitled "Arbitration Method" shall apply and the Base Rent to be charged shall be ninety-five percent (95%) of the Fair Market Rent as determined pursuant to the Arbitration Method.

2(e). The renewal option under this Article is personal to Tenant and Permitted

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ARTICLE 3

BASE RENT

LEASE YEAR	BASE RENT
Lease Years One through Three:	$11.94
Lease Years Four through Six:	$12.86
Lease Years Seven through Nine:	$13.85
Lease Year Ten:	$14.91

All installments of Monthly Base Rent due shall be payable to Landlord in advance, on or before the first day of each and every calendar month during the Term, with such first installment of Monthly Base Rent to be paid upon the Rent Commencement Date as determined in accordance with the terms of the Construction Agreement, except that if the Rent Commencement Date occurs on a day other than the first day of a calendar month, Monthly Base Rent due for such partial month shall be prorated at the rate of one thirtieth (1/30th) of the applicable monthly installment per day for each day of such partial month. In accordance with the terms of the Construction Agreement, the Base Rent shall be subject to adjustment and shall be confirmed in the Declaration. Landlord and Tenant acknowledge that any adjustments in the Base Rent shall be retroactive to the Rent Commencement Date.

3(b). The word "Rent" as used hereinafter by itself shall mean all monies which may become due and payable under this Lease including Monthly Base Rent and Additional Rent (as defined hereinafter). The Monthly Base Rent and all Additional Rent shall be paid promptly when due, in lawful money of the United States, without notice or demand and without deduction, diminution, abatement, counterclaim or setoff of any amount or for any reason whatsoever, to Landlord at Landlord's address set forth in the Article hereof entitled "Notices" or at such other address or to such other person as Landlord may from time to time designate. If any check is mailed by Tenant, Tenant shall post such check in sufficient time prior to the date when payment is due so that such check will be received by Landlord on or before the date when payment is due. Tenant shall assume the risk of lateness or failure of delivery of the mails. If, during the Term, Landlord receives two or more checks from Tenant which are returned by Tenant's bank for insufficient funds or are otherwise returned unpaid, Tenant agrees that all checks thereafter shall be

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MAR- 8-99 MON 11:09 P. 02

either bank certified or bank cashier's checks. All bank service charges resulting from any bad checks shall be borne by Tenant. The Rent reserved under this Lease shall be the total of all Monthly Base Rent and Additional Rent, increased and adjusted as provided herein, payable during the entire Term and, accordingly, the methods of payment provided for herein, namely, annual and monthly rental payments, are for convenience only and are made on account of the total Rent reserved hereunder. Acceptance of partial Rent shall not waive Landlord's right to declare a default hereunder.

3(c). If Landlord does not receive all Rent due within seven (7) calendar days of the date when due, said Rent shall be delinquent and interest, as Additional Rent, shall accrue thereon from the first of the month or such other date when the Rent was due at the "*Wall Street Journal* Prime Rate" until the Rent and the accrued interest thereon is paid in full. As used herein, the "*Wall Street Journal* Prime Rate" shall mean the "Prime Rate" published in the "Money Rates" section of the *Wall Street Journal*, with changes effective immediately. In the event that the *Wall Street Journal* no longer publishes such "Prime Rate", Landlord reserves the right, in its sole reasonable discretion exercised in good faith, to substitute a comparable index. For purposes of calculating interest accrued under this Lease, a year shall be considered to consist of three hundred sixty (360) days, and interest for any portion of a month will be prorated at the rate of one thirtieth (1/30th) of the applicable monthly installment per day for each day of such partial month. In addition, if said Rent and all accrued interest thereon are not paid in full within ten (10) calendar days after said Rent is due, Tenant agrees and covenants to pay, as Additional Rent, a late fee equal to three percent (3%) of the amount of any delinquent payment. Tenant acknowledges this fee is not a penalty but is reasonable to compensate Landlord for its additional costs and expenses incident to the handling of such delinquent installment, including, without limitation, disruption of Landlord's accounting and bookkeeping operations, caused by Tenant's failure to make payment when due.

ARTICLE 4

ADDITIONAL RENT

4(a). As used in this Lease, "Additional Rent" shall be and consist of all sums of money due hereunder except "Monthly Base Rent," including, without limitation, Estimated Operating Expenses (as hereinafter defined), Actual Operating Expenses (as hereinafter defined), late charges, costs, expenses, reasonable attorneys' fees as set forth in this Lease, and charges of any kind or amount whatsoever which Tenant assumes or agrees to pay or which become due and payable by Tenant to Landlord pursuant to this Lease. Any Additional Rent obligations shall be paid prior to or with the next installment of Monthly Base Rent due hereunder.

4(b). For all purposes of this Lease, the following phrases shall have the meanings so indicated.

(i) "Operating Expenses" shall mean all costs and expenses, which in each instance shall be reasonable in amount and of a nature normally incurred by owners or managers of comparable first-class office buildings in Columbia, Maryland, and the surrounding metropolitan

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area, paid or incurred on an accrual basis in accordance with generally accepted accounting principles by Landlord in connection with the ownership, management, administration, operation, servicing and maintenance of the Building and all exterior appurtenances thereto, including, but not limited to, utility charges (except for any electricity which is separately metered for the Demised Premises and paid by Tenant directly to the utility company); heating, ventilating and air conditioning; dues, fees, and expenses attributable to the Building under the conditions, covenants, and restrictions governing the Building as part of the Complex (collectively, "CCR Fees") (specifically excluding any CCR Fees incurred in connection with site work on the Land and the development and construction of the Building under the Construction Agreement); salaries of the property management personnel (including, without limitation, the property managers and engineers but specifically excluding accountants and secretaries) assigned to the Building, including taxes and benefits relating thereto; legal and accounting fees; Real Estate Taxes (as hereinafter defined); exterminating services; detection system and security services; trash removal and recycling programs; leasing of trash compactors, dumpsters, and other miscellaneous equipment; sewer and water charges; premiums for fire and casualty, liability, workmen's compensation, and other insurance; cost of any deductible paid by Landlord in connection with any insurance claims; subject to the restrictions in subsection (iii) below, overhead including costs of rent and other costs for Landlord's management office in the Building; painting or redecorating common or public areas provided Landlord has received Tenant's prior written consent, which shall not be unreasonably withheld; concierge service; amortization (over the period of Landlord's reasonable estimation of the useful life of the asset in accordance with generally accepted accounting principles) of the cost of improvements or equipment which are capital in nature and which are for the purpose of reducing energy consumption, Operating Expenses of the Building, or are required by any governmental authority, and other fees incurred in connection with such improvements or equipment; janitorial services and cleaning supplies; window cleaning; snow removal fees; management fees; uniforms and dry cleaning; landscaping; personal property taxes on equipment in the Building; after-hours energy usage tax; electricity (unless and to the extent separately metered to the Demised Premises and paid by Tenant directly to the utility company), gas, oil and all other fuels; telephone services; service contracts for the maintenance of elevators, boilers, HVAC and all other mechanical and electrical equipment; and the costs of any additional services and amenities provided by Landlord in the prudent management of the Building as a first-class office building. If the Building is not fully occupied during any full or fractional year of the Term of this Lease, the Actual Operating Expenses for such full or fractional year shall be grossed up in accordance with Section 5(a) of this Lease. Operating Expenses shall not include those exclusions set forth in Subsection (iii) below.

(ii) "Real Estate Taxes" shall mean all taxes, assessments, water and sewer rents, if any, business improvement district charges, CPRA assessments and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, levied or assessed upon or with respect to the ownership of and/or all other taxable interests in the Building, Land and improvements (or property located therein) imposed by any public or quasi-public authority having jurisdiction. Except for taxes, fees, charges and impositions described in the next sentence, Real Estate Taxes shall not include any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax. If at any time during

LEASE AGREEMENT -- PAGE 6

the Term the methods of taxation shall be altered so that in addition to or in lieu of or as a substitute for the whole or any part of any Real Estate Taxes levied, assessed or imposed there shall be levied, assessed or imposed (i) a tax, license fee, excise or other charge on the rents received by Landlord with respect to the Building, or (ii) any other type of tax or other imposition in lieu of, or as a substitute for, or in addition to, the whole or any portion of any Real Estate Taxes, then the same shall be included as Real Estate Taxes for the purposes hereof. A tax bill or true copy thereof, if submitted by Landlord to Tenant, shall be conclusive evidence of the amount of taxes assessed or levied, as well as of the items taxed. Reasonable expenses, including attorneys' fees, expert witness fees and similar costs, incurred by Landlord in attempting to obtain a reduction of any Real Estate Taxes shall be added to and included in the amount of any such Real Estate Taxes. Real Estate Taxes which are being contested by Landlord shall nevertheless be included for purposes of the computation of the liability of Tenant hereunder provided, however, that if Landlord is successful in contesting any such taxes, excess Real Estate Taxes paid by Tenant shall be applied as a credit toward the next installment(s) of Real Estate Taxes due. Landlord shall have no obligation to contest, object to or litigate the levying or imposition of any Real Estate Taxes and may settle, compromise, consent to, waive or otherwise determine in its discretion to abandon any contest with respect to the amount of any Real Estate Taxes without consent or approval of Tenant. Notwithstanding anything to the contrary in this subsection (ii), so long as Tenant actually leases eighty percent (80%) of the total rentable area in the Building, (A) Tenant's consent shall be required before Landlord settles, compromises or consents to any settlement of a contest of a Real Estate Tax assessment and (B) if Landlord elects not to contest or has settled issues relating to Real Estate Taxes subject only to Tenant's consent, Tenant shall have the right, at its expense, to contest or litigate all issues relating to the establishment and computation of Real Estate Taxes.

(iii) Operating Expenses shall not include: the cost of alterations, capital improvements, equipment replacements, and other items which under generally accepted accounting principles are properly classified as capital expenditures except as otherwise expressly permitted in Subsection (i); painting or decorating other than in common or public areas of the Building; any tenant work performed or alteration of space leased to Tenant or other tenants or occupants of the Building, whether such work or alteration is performed for the initial occupancy by such tenant or occupant or thereafter; any cash or other consideration paid by Landlord on account of, with respect to or in lieu of the tenant work or alterations described in the prior clause; ground rent; depreciation or amortization except as otherwise expressly permitted in Subsection (i); costs of enforcement of leases; interest on indebtedness or any costs of financing or refinancing the Building, Building equipment or Building improvements; compensation paid to officers of Landlord or officers of Landlord's management agent; leasing commissions; legal fees incurred in enforcing leases; accounting fees incurred in preparing Landlord's tax returns; consulting fees in connection with financing the Building; the cost of repairs incurred by reason of fire or other casualty or condemnation to the extent that Landlord is compensated through proceeds of insurance or condemnation awards; the cost of future renovations to the Building to the extent constituting capital expenditures except as otherwise expressly set forth in Subsection (i); and overtime HVAC costs or electricity costs if charged separately to other Building tenants. In calculating the amount of rent attributable to Landlord's management office in the Building, no more than one thousand (1,000) square feet of rentable area at market rental rates shall be included in Operating Expenses, it

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being understood that the location of such office shall be reasonably acceptable to Tenant.

(iv) "Pro Rata Share" shall initially be eighty percent (80%) (the ratio of Tenant's rentable floor area divided by 250,000, the total of all rentable floor area of the Building). After Substantial Completion of the Demised Premises, the Pro Rata Share shall be confirmed in the Declaration. The Pro Rata Share shall be adjusted to reflect increases or decreases in the rentable square footage of the Demised Premises during the Term.

(v) "Controllable Operating Expenses" shall mean all Operating Expenses except the following: utility charges; heating, ventilating and air conditioning; sewer and water charges; CCR Fees, premiums for fire and casualty, liability, workmen's compensation, and other insurance; cost of any deductible paid by Landlord in connection with any insurance claims; personal property taxes on equipment in the Building; after-hours energy usage tax; and electricity which is not separately metered to the Demised Premises, gas, oil and all other fuels. In no event shall Real Estate Taxes ever be deemed to be a Controllable Operating Expense. If any property management personnel assigned to the Building work for other buildings managed by affiliates of Landlord, Operating Expenses shall include only the portion of the time such personnel work on matters related to the Building. Landlord shall assign staff to the Building prudently so that the services will be provided efficiently and in a cost-effective manner without limiting the quality expected in a first-class office Building.

(vi) Tenant expects to enter into agreements with various governmental entities and public utilities, including Howard County and Baltimore Gas and Electric, pursuant to which Tenant shall be granted certain credits, abatements, reductions, incentive payments or other economic awards (individually and collectively, the "Economic Awards"). Tenant shall provide any such agreements to Landlord with the understanding that Tenant shall realize one hundred percent (100%) of the benefit of all such Economic Awards. Landlord and Tenant, in conjunction with the entity granting such Economic Award, shall cooperate in implementing the crediting of such savings to Tenant in a manner that assures that Tenant shall derive one hundred percent (100%) of such Economic Awards.

ARTICLE 5

PAYMENT OF OPERATING EXPENSES

5(a). Commencing on the Rent Commencement Date, Tenant shall pay as Additional Rent, monthly, together with its other Tenant obligations, one twelfth ($1/12^{th}$) of its Pro Rata Share of the estimated aggregate amount of Operating Expenses ("Estimated Operating Expenses") of the Building for that calendar year as reasonably determined by Landlord. Said estimated amount shall be based upon a complete calendar year's Operating Expenses regardless of when the cost is incurred or paid during that calendar year and shall be grossed up to reflect an occupancy level of ninety-five percent (95%) within the Building. Landlord may, at any time and from time to time, furnish to Tenant a revised statement of Estimated Operating Expenses for such calendar year and thereafter Tenant's Estimated Operating Expenses shall change accordingly. If the Rent

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Commencement Date occurs on a day other than the first day of a calendar month, Tenant's Pro Rata Share of Estimated Operating Expenses due for such partial month shall be prorated at the rate of one thirtieth ($1/30^{th}$) of the applicable monthly installment per day for each day of such partial month.

5(b). Within a reasonable time after the end of each calendar year during the Term, Landlord will furnish to Tenant a statement setting forth the actual amount of Operating Expenses for said calendar year, as compared to the Estimated Operating Expenses, said amount being herein referred to as "Actual Operating Expenses." If Tenant's Pro Rata Share of Actual Operating Expenses is greater than the amounts paid by Tenant as Estimated Operating Expenses during the previous calendar year, Tenant shall reimburse Landlord for such excess as Additional Rent which shall be due with the next payment of Monthly Base Rent regardless of whether Tenant shall dispute the statement. If Tenant has paid an amount greater than its Pro Rata Share of the Actual Operating Expenses, Landlord shall credit all such excess against the next installments of any Rent payments due prospectively. Subject to Tenant's right to audit statement as provided in Section 5(f) below, each such statement given by Landlord pursuant to the Lease shall be conclusive and binding upon Tenant.

5(c). Tenant shall continue to pay the Estimated Operating Expenses each month until Landlord notifies Tenant of any change in such amount. Landlord's failure during the Term to prepare and deliver any estimates, statements, invoices or bills, or Landlord's failure to make a demand under this Lease, shall not in any way be deemed to be a waiver of, or cause Landlord to forfeit or surrender, its rights to collect any monies referred to in this Lease which may have become due. Tenant's liability for the amounts due under this Lease shall survive the expiration or sooner termination of this Lease and may be billed to Tenant at any time after Tenant vacates.

5(d). If Tenant shall require water or electric current in excess of that consumed by the typical office tenant for the Howard County area, Tenant shall first obtain Landlord's written consent, which shall not be unreasonably withheld. Whether or not Tenant has notified Landlord of such excess use, Landlord may withhold its consent to, or prohibit, any such use by Tenant involving water or electric current if such use would not be technically or economically feasible or for any other reason or, in the alternative, Landlord may cause a separate water meter or electrical current meter to be installed in the Demised Premises, to measure the amount of water and electric current consumed for any such use. The cost of any such meters and of installation, maintenance and repair thereof and of any additional transformers, distribution panels and wiring that may be needed to provide the amount of electricity required for Tenant's equipment shall be paid for by Tenant as Additional Rent hereunder with the next monthly installment of Rent coming due. In addition, Tenant agrees to pay, as Additional Rent with the next monthly installment of Rent coming due, the cost of all such water and electric current consumed as shown by said meters, at the rates charged for such services by the public utility furnishing the same. If a separate meter is not installed, such excess cost for such water and electric current will be conclusively established by an estimate made by a utility company or electrical engineer. The cost of obtaining said estimate shall be paid by Tenant, as Additional Rent, with the monthly installment of Rent next becoming due. As of the date of this Lease, Tenant has not yet determined whether it is

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technologically feasible to have the Demised Premises separately metered for electricity. If separate meters solely serving the Demised Premises are installed, Tenant shall pay the utility company directly for the power consumed, and such expenses shall not be included in Operating Expenses; however, electricity for the common or public areas will be included in Operating Expenses.

5(e). Increases in Controllable Operating Expenses in any calendar year shall be limited to five percent (5%) of the Controllable Operating Expenses incurred in the operation of the Building for the preceding calendar year; provided, however, this limitation shall be subject to good faith negotiations between Landlord and Tenant in the event economic conditions dictate that this limitation must be exceeded if the Building and the services provided therein are to continue to be maintained in a first-class condition. In no event during the Term shall management fees be in excess of two and one-half percent (2.5%) of the gross Rent for the Building. For non-standard services requested by Tenant and not included in Operating Expenses, Landlord's profit and overhead ("Landlord's Overhead Fee") shall be the lesser of (i) five percent (5%) of Landlord's reasonable cost thereof or charge therefor or (ii) such fee charged to other tenants in the Building. The foregoing fee shall not be charged for the following services separately chargeable to Tenant: overtime HVAC usage; electrical consumption in excess of that considered standard for the Building and light bulb and ballast replacement.

5(f). Provided no Event of Default has occurred, Tenant shall have the right, at Tenant's expense, to audit Landlord's books and records of the Operating Expenses relating to any calendar year for which payments of increases in Operating Expenses are due from Tenant as Additional Rent. No subtenant shall have any right to conduct an audit, and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Demised Premises. Tenant shall provide written notice for such audit within thirty (30) days following the date that Landlord or its agent shall have delivered to Tenant the statement of Operating Expenses with respect to which Tenant desires to make such audit. Such audit shall cover only the immediately preceding three (3) calendar years for the statement being audited and shall be conducted by a reputable independent certified public accountant at the offices of Landlord's managing agent or accountant during normal business hours at a time mutually convenient to Landlord and Tenant. Landlord may require as a condition of permitting such audit that Tenant, its principals, employees, and accountants enter into a confidentiality agreement reasonably acceptable to Landlord. Such audit shall be conducted in accordance with generally accepted auditing standards of the AICPA. Tenant shall deliver to Landlord a copy of the results of such audit within five (5) days of its receipt by Tenant. If Tenant's audit reveals that Landlord's calculation of Additional Rent is in error, the corrected amount shall be paid by Tenant to Landlord within ten (10) days after the completion of the audit, or if Tenant has already paid the Additional Rent, the overpayment will be promptly refunded to Tenant or credited to the next payment of Rent due under this Lease. Notwithstanding anything to the contrary in this Section, in the event that any such audit reveals that Landlord's calculation of Operating Expenses was inaccurate by five percent (5%) or more, Landlord, not Tenant, shall pay for the reasonable audit expenses incurred by Tenant provided Tenant presents to Landlord detailed statements and paid receipts for such services.

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ARTICLE 6

TENDER OF POSSESSION

6. Landlord shall deliver, and Tenant shall accept, possession of the Demised Premises upon Substantial Completion in accordance with the terms of the Construction Agreement. The Construction Agreement shall govern the rights of Landlord and Tenant in the event of delays in delivery of the Demised Premises.

ARTICLE 7

USE OF DEMISED PREMISES

7(a). Tenant shall use and occupy the Demised Premises solely for general office purposes in accordance with all Requirements (as hereinafter defined). The term "Requirements" as used herein shall mean all laws, statutes, ordinances, building codes, orders, rules, regulations and requirements of all federal, state and municipal governments (including but not limited to laws relating to hazardous waste, trash sorting, etc.), and the appropriate agencies, offices, departments, boards and commissions thereof, and the board of fire underwriters and/or the fire insurance rating organization or similar organization performing the same or similar functions, whether now or hereafter in force, applicable to the Building or any part thereof and/or the Demised Premises. The Requirements shall also include the conditions, covenants and restrictions encumbering the Building and the entire Complex, all requirements of any mortgagee or ground lessor of Landlord as to the manner of use, occupancy, maintenance, repair or condition of the Demised Premises and/or the Building, and the requirements of the carriers of all fire insurance policies maintained by Landlord on the Building as well as the Rules and Regulations attached hereto as Exhibit D. In furtherance of the foregoing, but not in limitation thereof, Tenant acknowledges that Tenant has received and reviewed copies of the Columbia Gateway Declaration of Covenants, Conditions and Restrictions (the "Business Park Restrictions") dated July 10, 1986, made by Howard Research and Development Corporation ("HRD"), and recorded among the land records of Howard County, Maryland, in Liber 1503, at folio 235, and the Columbia Gateway Design and Development Criteria (the "Development Guidelines") dated February 1, 1986, which contain the rules, regulations, procedures, and statements of policy of the Architectural Review Committee constituted pursuant to the Business Park Restrictions.

7(b). Throughout the Term, Tenant covenants and agrees on behalf of itself and its employees and agents to: (i) keep the Demised Premises in a neat and clean condition; (ii) pay before delinquency any and all taxes, assessments and public charges levied, assessed or imposed upon Tenant's business, upon the leasehold estate created by this Lease or upon Tenant's fixtures, furnishings or equipment in the Demised Premises; (iii) not use or permit or suffer the use of any portion of the Demised Premises for any unlawful purpose; (iv) not use the plumbing facilities for any purpose other than that for which they were constructed, or dispose of any foreign substances therein; (v) not place a load on any floor exceeding the floor load per square foot which such floor was designed to carry in accordance with the plans and specifications of the Building, nor install,

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operate or maintain in the Demised Premises any heavy item of equipment except in such manner as to achieve a proper distribution of weight; (vi) not strip, overload, damage or deface the Demised Premises, or the hallways, stairways, elevators, parking facilities or other public areas of the Building, or the fixtures therein or used therewith, nor to permit any hole to be made in any of the same; (vii) not move any furniture or equipment into or out of the Demised Premises except at such times as Landlord may from time to time designate; (viii) not install or operate in the Demised Premises any electrical heating or refrigeration equipment, electronic data processing equipment, computers, punch card machines or other apparatus, device or equipment using electric current in excess of 110 volts which will increase the amount of electricity required for use of the Demised Premises as general office space (other than ordinary office equipment referred to in Section 8(a)(i)), without first obtaining the written consent of Landlord, who may reasonably condition its consent to any such equipment or machinery upon the payment by Tenant of an additional charge to compensate Landlord for the costs of additional wiring which may be required for the operation of such equipment and/or machinery; (ix) not install any other equipment of any kind or nature which will or may necessitate any changes, replacements or additions to, or in the use of, the water system, heating system, plumbing system, air conditioning system or electrical system of the Demised Premises or the Building, without first obtaining the written consent of Landlord; (x) comply with the Requirements; (xi) not connect with electrical current except through electrical outlets in the Demised Premises; (xii) not permit or commit any act or fail to act or fail to prohibit any act which would materially and adversely impact the Building systems or services; and (xiii) comply with the Rules and Regulations.

7(c). Tenant will not use or occupy the Demised Premises in violation of any Requirement and, at its sole expense, shall comply with such Requirements. If any governmental authority, quasi-governmental authority, mortgagee or insurance company shall contend or declare that the Demised Premises are being used for a purpose which is in violation of any Requirement, then Tenant shall, upon five (5) days' notice from Landlord, immediately discontinue such use of the Demised Premises. If thereafter the party asserting such violation threatens, commences or continues criminal or civil proceedings against Landlord for Tenant's failure to discontinue such use, such shall constitute an Event of Default hereunder. Tenant shall indemnify and hold Landlord harmless from and against any and all liability for such violation or violations.

7(d). Throughout the Term, Tenant and its agents, employees and business invitees shall have the non-exclusive right, in common with others, to use the public lobbies, elevators, corridors, stairways and restrooms in the Building. Landlord shall have the right at any time, with Tenant's consent, which shall not be unreasonably withheld, to change the arrangement or location of entrances, passageways, doors, doorways, corridors, stairs, restrooms or other public portions of the Building. Landlord reserves unto itself the full and complete ownership of the elevators and all tangible personal property installed by Landlord in the Building.

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ARTICLE 8

UTILITIES, SERVICES AND REPAIRS

8(a). Landlord shall furnish Tenant with the following utilities and services: (i) 8 watts per square foot on a twenty four (24) hour day basis for normal lighting purposes and the operation of ordinary office equipment customarily found in business offices in Howard County, Maryland, such as electric typewriters, word processing machines, personal computers, servers, telecommunications equipment, duplicating machines, adding machines, radios, televisions, tape recorders, dictaphones, bookkeeping machines, clocks and micro-computers; (ii) hot and cold running water in the toilet rooms: (iii) lavatory supplies for common area toilet rooms; (iv) automatically operated elevator service; (v) maintenance, painting and electrical lighting service for all public areas and special service areas of the Building; (vi) normal and customary cleaning and char service after 5:00 p.m. each weekday except legal holidays; (vii) electronic access system or other system comparable to that provided by other first-class office buildings in Howard County, Maryland, which such access system shall monitor access to the Building entrances; and (viii) heat, ventilation and air-conditioning in season during Building Hours of Operation (as defined in the Rules and Regulations).

8(b). Unless the Demised Premises have been separately metered and Tenant is paying the utility company directly for the power consumed, the cost of heat, ventilation and air conditioning and other utilities which are provided at Tenant's request during times other than Building Hours of Operation shall be paid by Tenant as Additional Rent based on Landlord's reasonable estimate of the actual hourly charge per floor or per zone for such service. In no event shall Landlord be required to provide such additional heat, ventilation and air conditioning or other utility to less than an entire floor. In the event Tenant desires such services during hours other than Building Hours of Operation, Tenant shall make a request for such services no later than 3:00 p.m. on the day such service is desired, or if such service is desired on a Saturday, Sunday or Holiday, no later than 3:00 p.m. on the last business day immediately preceding such Saturday, Sunday or Holiday.

8(c). Landlord reserves the right to erect, use, connect to, maintain and repair equipment, Building systems (including HVAC), pipes and other conduits in the Demised Premises, including but not limited to ducts, cables, plumbing, vents and wires in, to and through the Demised Premises, as and to the extent that Landlord may now or hereafter deem to be necessary or appropriate for the proper operation and maintenance of the Building (including the servicing of other tenants in the Building), and the right at all times to transmit water, heat, conditioned air and electric current through such pipes, conduits, cables, plumbing, vents and wires.

8(d). Tenant shall be responsible for (i) maintaining and repairing any special air-conditioning equipment, kitchen fixtures and any other special or above Building Standard equipment or machinery located in the Demised Premises, and (ii) reimbursing Landlord for the full cost of any construction or repairs to the Demised Premises for which Tenant is responsible pursuant to the immediately following paragraph, such reimbursement to be collectible as

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Additional Rent hereunder.

8(e). It shall be Tenant's responsibility and expense to repair all injury, breakage, or damage done to the Demised Premises or the Building caused by the gross negligence or the willful misconduct of Tenant or the agents, servants, employees or visitors of Tenant. Said work shall be performed by Landlord or Tenant at Landlord's option. If Landlord undertakes to perform any repairs or other maintenance or services in the Demised Premises, then such repair, maintenance or service shall be performed at the expense of Tenant. This provision shall be construed as an additional remedy granted to Landlord and not in limitation of any other rights and remedies which Landlord has or may have. Notwithstanding anything contained herein to the contrary, Landlord may at any time elect to alter, rehabilitate or renovate all or any portion of the Building of which the Demised Premises are a part provided Tenant's right to use the Demised Premises in accordance with the Article hereof entitled "Use of Demised Premises" is maintained and there is not a material adverse impact on Tenant's ability to conduct its business.

8(f). Except as provided herein, under no circumstances shall Landlord be liable to Tenant or anyone claiming by or through Tenant for loss or damage to person or property or for interruption to Tenant's business if any service to the Demised Premises that Landlord is required to provide (including those set forth in Section 8(a)) is interrupted or terminated, nor shall any such interruption or termination be construed as an eviction (actual or constructive) of Tenant, nor work an abatement of any Rent nor relieve Tenant from fulfillment of any covenant or condition of this Lease. Notwithstanding the foregoing, in the event of an interruption of services caused solely and directly by the gross negligence of Landlord or its management agent and not by Force Majeure or any act or omission of Tenant, which interruption deprives Tenant of the normal operation of its business in the Demised Premises and Tenant does not occupy the Demised Premises for a period of five (5) consecutive days after Tenant has notified Landlord and any mortgagee of the Building of which Tenant has received written notice, Landlord shall abate Base Monthly Rent for the duration of such interruption. If only a portion of the Demised Premises is completely untenantable, such abatement of Monthly Base Rent shall be prorated based on the ratio of the rentable area of the Demised Premises that is completely untenantable over the total rentable area of the Demised Premises. Landlord shall make all necessary repairs or replacements and take other action promptly and diligently to restore the services interrupted or terminated. This Section 8(f) shall not be construed to limit Landlord's indemnification of Tenant pursuant to Section 20(b) of this Lease nor preclude Tenant from collecting on its business interruption insurance by reason of the interruption of the services in the Building.

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ARTICLE 9

TENANT ALTERATIONS

9(a). Except for nonstructural alterations whose cost does not exceed $10,000.00, Tenant will not make or permit anyone to make any alterations, decorations, changes, replacements, installations, additions or improvements (collectively, "Alterations"), structural or otherwise, in or to the Demised Premises or the Building, without first obtaining the written consent of Landlord, which consent shall not unreasonably be withheld, except for structural Alterations or Alterations visible from outside the Demised Premises, which such consent may be withheld in Landlord's sole discretion. Further, Tenant will not make any Alterations which would materially affect Tenant's use of Building utilities or affect Landlord's overall management of the Building without Landlord's consent which shall not be unreasonably withheld. The following conditions shall be deemed reasonable and shall be met by Tenant each time that Landlord's reasonable consent is required as aforesaid prior to commencing any work in the Demised Premises: (i) Tenant shall first submit comprehensive working drawings (including revisions thereto) for all such work, prepared and certified by architects, structural engineers, mechanical engineers and/or electrical engineers as may be reasonably required by Landlord; (ii) Landlord shall have the right to review all such working drawings and, within a fifteen (15)-day period of time, to notify Tenant of any corrections or revisions which Landlord desires to make in said working drawings, and Tenant agrees to comply with all such corrections or revisions which Landlord may reasonably require; (iii) Alterations shall not affect structural or mechanical components of the Building; and (iv) Tenant shall advise Landlord of the identity of each contractor hired to do any such work in the Demised Premises, all of such contractors to be properly licensed, bonded, insured and reasonably approved by Landlord. Tenant shall promptly reimburse Landlord for all reasonable third-party expenses, if any, incurred by Landlord pursuant to this Article (including, but not limited to, those incurred by Landlord in reviewing all drawings and plans pursuant to clauses (i) and (ii) plus Landlord's Overhead Fee.

9(b). In the event Landlord consents to any Alterations, such Alterations shall be performed in a good and workmanlike manner in accordance with all applicable Requirements, and Tenant shall provide Landlord with a certificate of builder's risk insurance acceptable to Landlord prior to commencing work. Tenant shall indemnify and hold harmless Landlord from and against any and all costs, expenses, claims, liens and damages to person or property resulting from the making of any such Alterations in or to the Demised Premises or the Building. Tenant shall not permit a mechanic's lien or liens to be placed upon the Demised Premises or the Building as a result of any Alterations made by it and agrees, if any such lien be filed on account of the acts of Tenant, its employees, agents or contractors, promptly to pay the same. In the event Tenant fails to pay any such lien, Landlord shall have the option of paying such lien and the cost thereof shall be charged to Tenant as Additional Rent under this Lease. If any such Alterations are made without the prior written consent of Landlord, Landlord may correct or remove the same and Tenant shall be liable for any and all costs and expenses incurred by Landlord in such removal.

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ARTICLE 10

CONDITION OF DEMISED PREMISES

10. Tenant shall keep the Demised Premises and the furniture, fixtures and equipment therein in a clean, safe and sanitary condition, will take good care thereof, and will, at the expiration or other termination of this Lease, surrender and deliver the same in like good order and condition as now or as it shall be in at the commencement of the Term, ordinary wear and tear excepted. If Tenant is not in default in the performance of any of its obligations under this Lease, however, Tenant, at Tenant's expense, shall have the right to remove prior to the expiration of this Lease, all movable furniture and movable equipment within the Demised Premises. It is distinctly understood that all improvements existing upon the Demised Premises when Landlord tenders possession to Tenant and any and all Alterations upon the Demised Premises made thereafter shall remain upon the Demised Premises and be surrendered with the Demised Premises at the expiration or other termination of this Lease without disturbance, molestation or injury. Should Landlord elect that certain Alterations, furniture or equipment existing upon the Demised Premises at the expiration or other termination of this Lease which were not upon the Demised Premises when Landlord tendered initial possession of the Demised Premises or any renewal period hereof be removed, upon five (5) days' prior written notice from Landlord, Tenant hereby agrees to cause the same to be removed immediately at Tenant's sole cost and expense, and to repair, to original condition, normal wear and tear excepted, any damage to the Demised Premises arising from the installation of or the removal of same. Should Tenant fail to remove the same, Landlord shall cause the same to be removed at Tenant's sole risk and expense, and Tenant hereby agrees to reimburse Landlord for the expense of such removal, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same.

ARTICLE 11

[intentionally omitted]

ARTICLE 12

SIGNS

12(a). Except as provided in subsection (b) below, no sign, advertisement, window display or notice shall be inscribed, printed, affixed or displayed on any part of the outside or the inside of the Building or the Demised Premises except as approved in writing in advance by Landlord, and then only in such place, number, size, color and style as approved by Landlord and in accordance with the Rules and Regulations and any amendments thereto. If any such signs, displays, advertisements or notices are improperly exhibited, Landlord shall have the right to remove the same, and Tenant shall be liable for any and all expenses incurred by Landlord relative to said removal. Any permitted or required use of any sign, advertisement, window display or notice, including directories and name plates, shall be at the sole expense and cost of Tenant and installed by Landlord. Landlord shall have the right to prohibit any advertisement which in Landlord's

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reasonable opinion relates directly or indirectly to the Building and tends to impair the reputation thereof or its desirability as a high-quality retail, commercial or office building and, upon written notice from Landlord, Tenant shall immediately refrain from and discontinue any such advertisement.

12(b). Notwithstanding subsection (a) above, for so long as Tenant or its Permitted Transferees (excluding assignees or subtenants) is actually occupying no less than fifty percent (50%) of the rentable area of the Building, Tenant shall have the exclusive right to name the Building and to install at the top of the Building a prominent sign with Tenant's standard logo. Landlord acknowledges that Tenant may name the Building after two of its founding directors and consents to such designation provided all of the terms of this Article 12 are otherwise complied with. The location, size, design of the sign shall be subject to Landlord's approval, which shall not be unreasonably withheld, consistent with that of other first-class office buildings in Howard County, Maryland, and shall comply with all Requirements. The sign and Tenant's other signs shall be: (i) installed after Tenant has obtained, at Tenant's sole cost and expense, all permits and licenses required therefor, and delivered copies thereof to Landlord; (ii) at Tenant's sole cost and expense, installed, maintained, repaired and replaced in a first-class manner; and (iii) fully insured by Tenant if additional coverages are needed on Tenant's liability and casualty policies. Upon the expiration or earlier termination of this Lease of if Tenant no longer actually occupies at least fifty percent (50%) of the rentable area of the Building, Tenant, at Tenant's sole cost and expense, shall remove its rooftop sign and all other signs affixed to the Building and shall restore the Building to its condition prior to the installation of the signs. Notwithstanding anything to the contrary in this Article 12, Tenant specifically acknowledges that all signs on or around the Building are strictly regulated by statutes, ordinances, recorded conditions covenants and conditions, the Business Park Restrictions, and the Development Guidelines.

ARTICLE 13

INSURANCE

13(a). Tenant shall conduct its business activities and operate its equipment in or about the Demised Premises in such a manner that the rate of insurance premiums on the Building will not be increased and if any increase in the rate of insurance is stated by any insurance company or by the applicable Insurance Rating Bureau to be due to any activity or equipment in or about the Demised Premises, such statement shall be conclusive evidence that the increase in such rate is due to such activity or equipment, and Tenant shall be liable for such increase and shall reimburse Landlord upon demand therefor as Additional Rent.

13(b). Tenant covenants and agrees that from and after the date of tender of delivery of the Demised Premises from Landlord to Tenant, Tenant will carry and maintain, at its sole cost and expense and in the amounts specified and in the form hereinafter provided, the following types of insurance through the expiration of the Term:

(i) a commercial general liability insurance policy or policies covering the

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Demised Premises and Tenant's use thereof against claims for bodily injury, including death, and property damage occurring upon, in, or about the Demised Premises, such insurance to be written in the amount of at least Five Million Dollars ($5,000,000.00) Combined Single Limit in respect of bodily injury, including death, and property damage; and the foregoing amount may be increased by Landlord in its reasonable determination with cause or, if reasonably requested by Landlord, in accordance with industry standards for other first-class office buildings in the Baltimore/Washington metropolitan area. Such insurance shall include, but not be limited to: (a) Demised Premises operations; (b) blanket contractual; (c) independent contractors; (d) completed operations; (e) broad form property damage; (f) host liquor; and (g) broad form vendors (if applicable). Such insurance shall include Landlord and its property manager and their officers, directors, agents, and employees and any mortgagee or ground lessor of the Building as additional insureds.

(ii) a property insurance policy or policies covering all of the items included in Tenant's leasehold improvements, betterments, trade fixtures and personal property from time to time in, on, or upon the Demised Premises and any Alterations made by Tenant thereto in an amount equal to their full replacement cost at the time of any loss on a "Special Cause of Loss" or an "All Risk" basis. Such insurance shall name Landlord and any mortgagee or ground lessor of the Building as loss payees.

(iii) a Worker's Compensation policy covering all of Tenant's employees with minimum limits as required by the law of the state/district in which the operations are being performed, including Employer's Liability Limits of not less than: Five Hundred Thousand Dollars ($500,000.00) per occurrence of accident or injury; Five Hundred Thousand Dollars ($500,000.00) for each employee disease and a Five Hundred Thousand Dollars ($500,000.00) policy limit. Waiver of subrogation in favor of Landlord and its property manager shall be endorsed to the policy provided that any Worker's Compensation policies covering Landlord's and its property manager's employees also contain such waiver of subrogation.

(iv) commercial automobile coverage written in an amount of at least One Million Dollars ($1,000,000.00) covering all owned, non-owned and hired automobiles.

The insurance described in clause (ii) above shall be written on an all-risk basis, and any policy proceeds from such insurance shall be used by Tenant only for the repair, reconstruction, restoration, or replacement of the property damaged or destroyed. All insurance policies required of Tenant hereunder shall be made primary over any other valid and collectible insurance available to Landlord, shall be issued by an insurance company licensed to do business in the State of Maryland and shall have an A.M. Best's rating of "A+" or better. Certificates evidencing such insurance shall be delivered to Landlord by Tenant within thirty (30) days after the execution of this Lease (and in any event prior to Tenant's occupancy of the Demised Premises) and thereafter, prior to the scheduled expiration of any policy and copies of the policies shall be made available promptly upon request by Landlord. All insurance policies shall be written as primary policy coverage and not contributing with or in excess of any coverage carried by Landlord, and said policies shall have such form and content as shall be approved by Landlord. Each and every

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insurance policy required to be carried hereunder by Tenant shall provide that such insurance policy shall not be canceled or materially changed without obtaining Landlord's prior written consent which may be withheld in Landlord's sole discretion and shall require the insurer to provide Landlord with ten (10) days prior written notice of any cancellation or material change in policy. In the event Tenant shall fail to provide such insurance, or shall fail to pay the premiums therefor when due, Landlord shall have the right (but not the obligation) to cause such insurance to be issued and to pay the premiums therefor, or any premiums in default, and to collect same as Additional Rent hereunder.

13(c). Tenant shall comply with all requirements of Landlord's and Tenant's insurance carriers and shall not do or permit to be done any act or thing upon the Demised Premises that will invalidate or be in conflict with fire insurance policies covering the Building or any part thereof, fixtures and property in the Building or the Demised Premises or any of the insurance coverage referred to in this section. Further, Tenant shall comply with all rules, orders, regulations or requirements of the Board of Fire Underwriters having jurisdiction, or any other similar body in the case of such fire insurance policies, and the applicable insurance rating bureau or similar body in the case of all other such insurance policies.

13(d). Landlord covenants and agrees that from and after the Rent Commencement Date, Landlord will carry and maintain as an Operating Expense the following types of insurance through the expiration of the Term, all of which shall be subject to change, from time to time, in a manner which is consistent with other first-class office buildings in Howard County, Maryland:

(i) a Commercial General Comprehensive Liability Insurance policy or policies covering the building against claims for bodily injury, including death, and property damage occurring upon, in or about the Building, such insurance to be written in the amount of at least Three Million Dollars ($3,000,000.00).

(ii) Special causes of loss property policy physical damage insurance with extended coverage, covering the Building, boiler, machinery, personal property, fixtures and equipment thereon, and all Landlord's furniture, furnishings or fixtures located thereon for the full replacement cost, less Landlord's deductible.

Landlord agrees to provide Tenant on an annual basis, upon specific written request received by Landlord, a copy of a certificate from Landlord's insurance company certifying as to the coverages described above.

13(e). Landlord and Tenant each hereby waives any right of recovery against the other for any loss or damage to the Demised Premises, the Building or any personal property of such party therein, but only to the extent that such party is entitled to and actually receives the proceeds from a policy of insurance maintained by either party pursuant to this Article 13. Landlord and Tenant further agree to assure that the property coverages required by this Article 13 are either endorsed with, or otherwise provide for, a waiver of subrogation whereby the insurance company's right of subrogation is waived with respect to the other party to this Lease.

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ARTICLE 14

TENANT'S DEFAULT

14(a). It is agreed that if (i) Tenant shall fail to pay the Monthly Base Rent, and/or any Additional Rent, within seven (7) calendar days after the same shall become due and payable; or (ii) Tenant shall have been validly charged a late fee by Landlord pursuant to the terms of this Lease; or (iii) Tenant shall fail or neglect to keep and perform any other covenants, conditions or agreements of this Lease or any addenda or attachments hereto (and such failure remains uncured for ten (10) days or any lesser period of time specified by Landlord which is reasonable for cure after Landlord's notice of such failure); or (iv) Tenant shall at any time vacate or abandon the Demised Premises (however, Landlord will not accelerate the Rent due under this Lease if Tenant vacates the Demised Premises for a period of up to one (1) year and does not find a suitable assignee or subtenant provided Tenant continues to pay Rent, is not otherwise in default under this Lease, and gives ninety (90) days' advance written notice to Landlord of Tenant's intention to vacate the Demised Premises), or (v) an Event of Default as defined in and under the Construction Agreement shall have occurred, then any of the above-mentioned events shall be deemed a substantial and material breach (an "Event of Default") of this Lease.

14(b). In each and every such Event of Default, at the option of Landlord, Landlord may take all action necessary to collect such Rent and/or Tenant's right of possession shall cease and terminate, and Landlord shall be entitled to possession of the Demised Premises, and Landlord may proceed to recover possession under and by virtue of the provisions of the laws of the jurisdiction in which the Demised Premises are located, or by such other proceedings, including re-entry, repossession or lock-out, any notice to quit, or of intention to re-enter the Demised Premises and any right to redeem the Demised Premises, being hereby waived by Tenant. In the event of such re-entry by process of law or otherwise, Tenant nevertheless agrees to remain answerable for any and all damage, including but not limited to reasonable attorneys' fees, brokerage fees, expenses of placing the Demised Premises in first-class rentable condition, and any deficiency, loss of Rent or other cost or expense which Landlord may sustain or incur by reason of Tenant's default or Landlord's re-entry, whether or not Landlord re-lets the Demised Premises. In the event of such re-entry, Landlord shall have full power, which is hereby acceded to by Tenant, to re-let the Demised Premises for and on behalf of Tenant, and upon such re-letting, Landlord shall have the right to sue for and recover any loss of rents or monthly deficits, with the right reserved to Landlord to bring any action(s) or proceeding(s) for the recovery of any deficits remaining unpaid without being obligated to await the end of the Term of this Lease for a final determination of Tenant's account. Landlord, however, shall use reasonable efforts to mitigate its damages hereunder so long as Tenant cooperates in allowing Landlord to show the Demised Premises to prospective tenants.

14(c). If Landlord re-rents the Demised Premises after an Event of Default, Tenant shall have no claim or right of set-off for and shall not benefit in any manner should Landlord obtain rent from the replacement tenant in excess of the defaulting Tenant's Rent. Tenant shall further be liable for and Landlord shall be entitled to prove and collect the unamortized costs of Tenant

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improvements paid for by Landlord. The commencement or maintenance of any one or more actions shall not bar Landlord from bringing other or subsequent actions for further accruals pursuant to the provisions of this Lease.

14(d). In the case of an Event of Default by Tenant of any of the agreements, conditions, covenants or terms hereof, Landlord shall have the right of injunction to restrain the same and the right to invoke any remedy allowed by law or in equity, whether or not other remedies, indemnities or reimbursements are herein provided. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies, and no one of them, whether or not exercised by Landlord, shall be deemed to be in exclusion of any of the others.

14(e). In the case of an Event of Default by Tenant resulting in the termination of this Lease, Landlord shall, upon such termination, and any other provision of this Lease to the contrary notwithstanding except for Landlord's reasonable efforts to mitigate its damages, become entitled to recover liquidated damages caused by such default or breach in an amount equal to the then-present value of the difference between the Rent reserved hereunder for the unexpired portion of the Term and the then-cash-rental value of the Demised Premises for such unexpired portion of the Term hereby demised. In the event that the law which governs or shall govern the proceeding in which such damages are to be proved limits the amount of damages capable of being so proved, Landlord shall be entitled to prove as and for liquidated damages an amount equal to the maximum amount allowed by or under such law. The present value of the difference between said cash rental value of the Demised Premises (taking into consideration rental abatement, improvement allowances and/or any other concession offered to any replacement tenant) and the Rent reserved hereunder for the unexpired portion of the Term shall be calculated using the *Wall Street Journal* Prime Rate.

14(f). If Tenant defaults in the making of any payment of Rent or in the doing of any act herein required to be done by Tenant, then Landlord may, but shall not be required to, make such payment or do such act on behalf of Tenant. If Landlord shall incur any charge or expense on behalf of Tenant pursuant to the foregoing, the amount thereof, with annual interest thereon at the lesser of (i) the *Wall Street Journal* Prime Rate, or (ii) the highest non-usurious rate of interest permitted by the laws of the jurisdiction in which the Demised Premises are located, from the date paid by Landlord, shall be paid by Tenant to Landlord, and shall be Additional Rent hereunder, provided, however, that the making of such payment or the doing of such act by Landlord shall not operate to cure such default by Tenant, or to stop Landlord from the pursuit of any other remedy to which Landlord may otherwise be entitled.

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ARTICLE 15

LANDLORD'S RIGHT TO PERFORM TENANT'S OBLIGATIONS

15. If Tenant shall fail to keep or perform any of its obligations as provided in this Lease with respect to (i) maintenance of insurance, (ii) compliance with the Requirements, (iii) performing any repairs, or (iv) the making of any other payment or performance of any other obligation, then Landlord may (but shall not be obligated to do so), upon the continuance of such failure on Tenant's part for thirty (30) calendar days after written notice to Tenant and without waiving or releasing Tenant from any obligation, and as an additional but not exclusive remedy, make any such payment or perform any such obligation, and all sums so paid by Landlord and all necessary costs and expenses, including reasonable attorneys' fees, incurred by Landlord in making such payment or performing such obligation, together with interest thereon at the rate specified in this Lease from the date of payment, shall be deemed as Additional Rent and shall be paid to Landlord on demand, or at Landlord's option may be added to any installment of Rent thereafter falling due, and if not so paid by Tenant, Landlord shall have the same rights and remedies as in the case of a default by Tenant in the payment of Rent. Notwithstanding the foregoing, in the event of an emergency as determined by Landlord, Landlord may, without notice to Tenant, make any such payment or perform any such obligation, and all sums so paid and all necessary costs and expenses (including reasonable attorneys' fees) incurred by Landlord in making such payment or performing such obligation, together with interest thereon as aforesaid, shall be deemed Additional Rent and payable as aforesaid.

ARTICLE 16

BANKRUPTCY

16. If Tenant shall (i) make an assignment for the benefit of creditors; (ii) file or acquiesce in a petition in any court (whether or not pursuant to any statute of the United States or of any state) in bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, or make an application in any such proceedings for, or acquiesce in, the appointment of a trustee or receiver for it or over all or any portion of its property; or (iii) be subject to any petition filed against Tenant in any court (whether or not pursuant to any statute of the United States or of any state) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and in the case of any event described in clause (iii), (x) Tenant shall thereafter be adjudicated as bankrupt or insolvent, or (y) such petition shall be approved by any such court, or (z) such proceedings shall not be dismissed, discontinued or vacated within thirty (30) days after such petition is filed, then any of said events shall be deemed an Event of Default for all purposes of this Lease.

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ARTICLE 17

NO WAIVER

17. If under the provisions of this Lease a compromise or settlement shall be made, it shall not be considered a waiver of any breach of any covenant, condition or agreement herein contained, and no waiver of any breach of any covenant, condition or agreement shall be considered a waiver of the underlying covenant, condition or agreement, or of a subsequent breach thereof. No payment by Tenant or receipt by Landlord of an amount less than the monthly installments of Rent herein stipulated shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check, or any letter accompanying any check or payment, be deemed an accord and satisfaction, and Landlord may accept any such check or payment without prejudice to Landlord's right to recover the balance due or to pursue any other remedy in this Lease. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered a termination or an implied acceptance of a surrender of this Lease. No failure by Landlord to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of this Lease or to exercise any right or remedy consequent upon a breach thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term, covenant, agreement, provision, condition or limitation. No term, covenant, agreement, provision, condition or limitation of this Lease to be kept, observed or performed by Landlord or by Tenant, and no breach thereof, shall be waived, altered or modified except by a written instrument executed by Landlord or by Tenant, as the case may be. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant, agreement, provision, condition and limitation of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. No failure by Landlord to insist upon the strict performance of any term, covenant, agreement, provision, condition or limitation of a lease with any other tenant or to exercise any right or remedy consequent thereof shall constitute a waiver of any similar term, covenant, agreement, provision, condition or limitation contained in this Lease unless the same be incorporated in a written instrument signed by Landlord and any construction lender, permanent lender or ground lessor of Landlord and making specific reference to this Lease and to Tenant's obligations hereunder.

ARTICLE 18

LANDLORD'S INSPECTION

18. Landlord may, during any reasonable time or times, enter upon the Demised Premises, any portion thereof or any appurtenance thereto (with men and materials, if required) for the purpose of: (i) inspecting the Demised Premises; (ii) making such repairs, replacements or alterations which it may be required to perform under the provisions of this Lease or which it may deem desirable for the Demised Premises or the Building, including but not limited to repairs and improvements to space above, below and/or on the same floor as the Demised Premises; and (iii) showing the Demised Premises to prospective purchasers, lessees or existing or potential equity

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partners or mortgagees of Landlord. Landlord agrees to give reasonable notice prior to any such entry except that Landlord may enter without notice in the case of an emergency. In making such an entry, Landlord agrees to use reasonable efforts to avoid interfering with the regular and usual conduct of Tenant's business and shall have no liability for entering the Demised Premises.

ARTICLE 19

LIMITATION OF LIABILITY

19(a). Except with respect to any damages resulting from the willful or grossly negligent act or omission of Landlord, its agents and employees, Landlord shall not be liable to Tenant, its employees, agents, business invitees, licensees, customers, guests, or trespassers for any damage or loss to the property of Tenant (or any interruption to the business of Tenant) or others located on the Demised Premises or for any accident or injury to persons in the Demised Premises or the Building resulting from any act, omission or occurrence whatsoever, including, but not limited to: the necessity of repairing any portion of the Building; the use or operation (by Tenant or any other person or persons) of any elevators, heating, cooling, electrical or plumbing equipment or apparatus; the termination of this Lease by reason of the destruction of the Building or the Demised Premises; any fire, robbery, theft and/or any other casualty; any leaking in any part or portion of the Demised Premises or the Building; any water, wind, rain or snow that may leak into, or flow from, any part of the Demised Premises or the Building; any acts or omissions of any occupant of any space adjacent to or adjoining all or any part of the Demised Premises; any water, gas, steam, fire, explosion, electricity or falling plaster; the bursting, stoppage or leakage of any pipes, sewer pipes, drains, conduits, ducts, appliances or plumbing works; the functioning or malfunctioning of the fire sprinkler system; the functioning or malfunctioning of any security system installed in the Building or any part thereof; Force Majeure; or any other cause whatsoever by itself or in connection with any of the foregoing. Notwithstanding any other provision of this Lease to the contrary, in no event shall Landlord be liable for any loss of business of or business interruption to Tenant or any other consequential damages caused by or arising out of Landlord's breach of its obligations under this Lease.

19(b). Landlord shall not (i) be required to perform any of its obligations under any provision of this Lease, or (ii) be liable for loss, damage or penalty (whether or not expressly set forth herein) for failure to do so, and Tenant shall not be released from any of its obligations under this Lease because of Landlord's failure to perform, where such failure results from Force Majeure. If Landlord is so delayed or prevented from performing any of its obligations during the Term, the period of such delay or such prevention shall be deemed added to the time herein provided for the performance of any such obligation.

19(c). Notwithstanding any provision herein to the contrary, Tenant shall look solely to the estate and property of Landlord in and to the Building in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Demised Premises, and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Demised

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Premises shall be limited to such estate and property of Landlord. No other properties or assets of Landlord shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or any other judicial process) or for the satisfaction of any other remedy of Tenant arising out of or in connection with the Lease, the relationship of Landlord and Tenant or Tenant's use of the Demised Premises, and if Tenant shall acquire a lien on or interest in any other properties or assets by judgment or otherwise, Tenant shall promptly release such lien on or interest in such other properties and assets by executing, acknowledging and delivering to Landlord an instrument to that effect prepared by Tenant's attorneys. The foregoing provisions of this subsection shall run to the benefit of Landlord, its successors, assigns, mortgagees and ground lessors.

19(d). Tenant acknowledges and agrees that neither Landlord nor its affiliates will be responsible to Tenant or its affiliates for any consequential, incidental, indirect or special damages, including lost profits, business interruption, or other incidental, economic or punitive damages, even if Landlord has been advised of the possibility of such damage. This subsection (d) shall not be construed in any event to limit Tenant's rights to bring an action against Landlord to require Landlord to perform its obligations with respect to the maintenance, operation and repair of the Building under this Lease.

19(e). Landlord acknowledges and agrees that neither Tenant nor its affiliates will be responsible to Landlord or its affiliates for any consequential, incidental, indirect or special damages, including lost profits, business interruption, or other incidental, economic or punitive damages, even if Tenant has been advised of the possibility of such damage. This subsection (e) shall not be construed in any event to limit Landlord's rights to bring an action against Tenant to require Tenant to perform its obligations under this Lease or to bring an action for nonpayment of Rent due hereunder.

19(f). This Article 19 shall not be construed to limit any properly filed claims under Landlord's liability, casualty, or other insurance required under this Lease for, among other things, Landlord's contractual indemnifications herein or for property damage in the Building.

ARTICLE 20

INDEMNITY

20(a). Tenant shall indemnify and hold Landlord and Landlord's agents and its and their officers, directors, and employees, harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys' fees) suffered by or claimed against Landlord and Landlord's agents and its and their officers, directors, and employees, directly or indirectly, based on, arising out of or resulting from (i) Tenant's use and occupancy of the Demised Premises or the business conducted by Tenant therein, (ii) any willful misconduct, negligent act or omission by Tenant or its employees, agents or invitees, or (iii) any breach or default by Tenant in the performance or observance of its covenants or obligations under this Lease.

20(b). Landlord shall indemnify and hold Tenant and Tenant's agents and its and their

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officers, directors and employees harmless from and against all costs, damages, claims, liabilities and expenses (including reasonable attorneys' fees) suffered by or claimed against Tenant and Tenant's agents and its and their officers, directors, and employees to the extent directly or indirectly, based on, arising out of or resulting from (i) any willful misconduct, negligent act or omission by Landlord or its employees, agents or invitees, (ii) the operation and maintenance of the Building; (iii) defects in the Building; or (iv) any breach or default by Landlord in the performance or observance of its covenants or obligations under this Lease.

ARTICLE 21

CASUALTY

21. In the case of damage by fire or other casualty to the Demised Premises or any part thereof, Landlord shall have two hundred twenty-five (225) days after such fire or other casualty within which to repair and restore the same except that if the fire or other casualty shall damage the entire Demised Premises or a Substantial Portion (defined below) of the Building, Landlord may elect not to repair and restore the Demised Premises or the Building, in which event Landlord shall notify Tenant of the election within forty-five (45) days after the date of the casualty. In no event shall Landlord be obligated to incur costs to repair or restore the Demised Premises in excess of the insurance proceeds, if any, actually received by Landlord. Should Landlord elect to repair and restore the damaged portion of the Demised Premises, then during that period that Tenant is deprived of the use of the damaged portion of the Demised Premises, Tenant shall be required to pay Rent on a pro rata basis covering only that part of the Demised Premises that it is able to occupy. If the repairs and restoration cannot be completed within two hundred twenty-five (225) days after the occurrence of such damage (taking into account the time needed for removal of debris, preparation of plans and issuance of all required governmental permits), Landlord and/or Tenant shall have the right, at the option of either, to terminate this Lease as described in the following sentences. Within forty-five (45) days after the occurrence of such damage, Landlord shall provide reasonable assurances to Tenant that such repairs and restoration can be completed within two hundred twenty-five (225) days of the occurrence of the damage and that Landlord intends to perform such repairs and restoration. If Landlord so informs Tenant that such repairs and restoration can be completed within such time, this Lease shall continue and Landlord shall endeavor to complete said repairs and restoration within said 225-day period. If Landlord fails to provide such assurances, then Tenant shall have the right to notify Landlord within fifteen (15) days after said forty-five (45)-day period, that Tenant is terminating this Lease. If this Lease is terminated pursuant to the preceding sentence, the Monthly Base Rent and Additional Rent shall be apportioned and paid to the date of said fire or other casualty. The period of two hundred twenty-five (225) days hereinabove referred to shall be extended by Force Majeure. No compensation or claim for diminution of Rent will be allowed or paid by Landlord by reason of inconvenience, annoyance or injury to Tenant's business, arising from the necessity of repairing the Demised Premises or any portion of the Building however the necessity may occur, as determined in the reasonable discretion of Landlord. If the casualty occurs during the last two (2) years of the initial Term or the first renewal term of this Lease, Landlord may, but shall not be obligated to, condition its obligation to restore the Demised Premises upon Tenant's exercise of its option to renew the

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Term of this Lease. If a Substantial Portion of the Demised Premises are destroyed during the last two (2) years of the last renewal term of this Lease, Landlord may, but shall not be obligated, to terminate this Lease. For purposes of this Article and the Article hereof entitled "Condemnation," a "Substantial Portion" shall mean twenty-five percent (25%) or more of the Demised Premises or the Building as applicable.

ARTICLE 22

CONDEMNATION

22. If less than a Substantial Portion of the Demised Premises shall be taken or condemned or sold for public or quasipublic use or purpose by or to any competent authority, then this Lease shall not terminate except as to the part taken and shall terminate as to the part taken effective, with all Rent that is determined on a square foot basis reduced on a pro rata basis, as of the date when title vests in any such authority. Tenant agrees that if the Demised Premises, or a Substantial Portion thereof, shall be taken or condemned or sold for public or quasi-public use or purpose by or to any competent authority, then this Lease shall fully terminate as of the date when title vests in such authority. Tenant shall have no claim against Landlord and shall not have any claim or right to any portion of the amount that may be awarded as damages or paid as a result of any such condemnation; and all rights of Tenant to damages therefor, if any, are hereby assigned by Tenant to Landlord. Upon such condemnation or taking, the Term shall cease and terminate as to the entire Demised Premises or the applicable portion thereof from the date when title vests in such governmental authority, and Tenant shall have no claim against Landlord for the value of any unexpired Term, leasehold improvements or goodwill. In the event of a taking of any (i) portion of the Building not including the Demised Premises, or (ii) parking spaces in or around the Building, for any cause or reason mentioned herein, this Lease shall remain in full force and effect without any abatement or reduction in the Rent, provided that Landlord shall have the option to terminate this Lease by notifying Tenant of such termination no later than sixty (60) days after the date when title vests in such governmental authority.

ARTICLE 23

ASSIGNMENT AND SUBLETTING

23(a). Tenant shall not assign, transfer, pledge, mortgage or otherwise encumber this Lease or its interest therein, or sublet to or permit anyone to occupy the Demised Premises or any part thereof without Landlord's prior written consent, which shall not be unreasonably withheld or delayed. Landlord's consent shall be given if all of the following conditions are satisfied: (i) Tenant shall have demonstrated, to Landlord's reasonable satisfaction that, in the case of an assignee only and subject to subsection (b) of this Article, the credit-worthiness of the assignee is as substantial as Tenant's as of the date of this Lease; (ii) the form and content of any assignment or sublease documents shall have been reasonably approved by Landlord and its counsel; (iii) Tenant shall have reimbursed Landlord for any reasonable attorneys' fees and expenses incurred by Landlord in connection with such assignment or sublease; (iv) the assignee or subtenant is not a

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tenant in the Building or any other buildings owned by Landlord or its affiliates in the Complex (unless Landlord does not have space available for such tenant or if such tenant is not reducing the amount of space leased in the Building or other buildings owned by Landlord or its affiliates in the Complex); (v) the intended use complies with the Requirements and the terms of this Lease; and (vi) such use is also compatible with the uses of other tenants in the Complex and is consistent with the first-class nature of the Building. In furtherance of the foregoing and not in limitation thereof, Landlord may withhold consent in its sole discretion to the assignment or subletting to any governmental entity, agency or other governmental type, political organization or to any person or entity engaged in the medical, dental or related professions or businesses. However, if a governmental entity or agency is already a tenant in the Building and is otherwise a permissible assignee or subtenant under this subsection (b), Landlord will allow such an occupant as an assignee or subtenant.

23(b). Consent by Landlord to any assignment, transfer, pledge, mortgage or subletting to any party shall not be construed as a waiver or release of Tenant's obligations under this Lease, but if Landlord consents to any sublet, transfer, pledge, mortgage or assignment, Tenant shall remain fully liable for all sums due and as they become due under this Lease and for all terms herein. If Landlord disapproves of any proposed assignee of Tenant because of the assignee's credit-worthiness, Tenant may require Landlord to accept such assignee if all of the other conditions of this Article have been satisfied by posting a security deposit in an amount acceptable to Landlord and/or entering into a guaranty of this Lease in form and content acceptable to Landlord. Consent to one assignment, transfer, pledge, mortgage or sublease to any person, partnership, firm or corporation shall not be deemed to be a consent to any subsequent assignment, sublet, transfer, pledge, mortgage or subletting without Landlord's written consent. Any assignment, sublet, transfer, pledge or mortgage made without Landlord's consent shall be void and shall constitute an Event of Default of this Lease.

23(c). If Tenant shall at any time during the Term desire to assign this Lease or sublet all or a portion of the Demised Premises, Tenant shall give notice thereof to Landlord, which notice shall be accompanied by (i) a conformed or photostatic copy of the proposed assignment or sublease, the effective or commencement date of which shall be at least sixty (60) days after the giving of such notice, (ii) a statement setting forth in reasonable detail the identity of the proposed assignee or subtenant, the nature of its business and its proposed use of the Demised Premises, and (iii) current financial information with respect to the proposed assignee or subtenant in such reasonable detail as requested by Landlord. Such notice shall be deemed an offer from Tenant to Landlord whereby Landlord (or Landlord's designee) may, at its option, (A) consent to such assignment or sublease, (B) sublease such space from Tenant upon the same terms and conditions therein set forth, (C) terminate Tenant's lease with respect to that portion of the Demised Premises Tenant proposed to be sublet or assigned, if such portion, together with any portion of the Demised Premises previously sublet or assigned, equals or exceeds fifty percent (50%) of the Demised Premises, or (D) deny consent with reasonable justification therefor by citing the conditions in this Article that have not been satisfied. The foregoing options may be exercised by Landlord by giving notice to Tenant at any time within thirty (30) days after notice of a proposed assignment or sublease has been given by Tenant to Landlord and, during such 30-day period, Tenant shall not

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assign this Lease or sublet Tenant's space to any person. Landlord's failure to respond to Tenant's notice within thirty (30) days after Landlord's receipt of all information required under this Article, then Tenant's request for approval of an assignment or sublease shall be deemed given. In the event that Tenant defaults hereunder, Tenant hereby assigns to Landlord the Rent due from any subtenant of Tenant and hereby authorizes each such subtenant to pay said Rent directly to Landlord. In the event that Tenant desires to alter the Demised Premises in connection with any sublease, assignment or other transfer of the Demised Premises (including erecting any demising walls or otherwise dividing the Demised Premises), such alteration shall be in accordance with the Article hereof entitled "Tenant Alterations".

23(d). Notwithstanding anything to the contrary in this Article, Tenant shall not be permitted to enter into any sublease, assignment or other transfer arrangement if, at such time, either (i) an Event of Default has occurred under the Lease; or (ii) an event has occurred which with the giving of notice would be deemed an Event of Default.

23(e). Notwithstanding anything to the contrary in this Article, Tenant shall have the right, upon prior written notice to Landlord, but without Landlord's consent, to assign this Lease or sublet all or a portion of the Demised Premises to any of the following (collectively, "Permitted Transferees"): (i) any entity resulting from a merger or consolidation with Tenant, (ii) any corporation or entity succeeding to all the business and assets of Tenant, or (iii) any parent, subsidiary, or other affiliate of Tenant. If Tenant shall no longer exist, the net worth of the successor entity shall be equal to or better than that of Tenant, or if Tenant continues to exist, Tenant shall continue to remain liable for the obligations of such Permitted Transferee. For purposes hereof, an affiliate of Tenant is any entity that controls, is controlled by, or is under common control with Tenant. Tenant may also assign this Lease to any corporation or other entity into which Tenant may merge or consolidate or to a purchaser of substantially all of the stock, ownership interests, or assets of Tenant, provided that any such assignee assumes all of Tenant's obligations hereunder by an assignment reasonably acceptable to Landlord in form and content.

ARTICLE 24

SURRENDER OF POSSESSION

24. In the event that Tenant shall not immediately surrender the Demised Premises on the date of expiration of the Term, Tenant shall, by virtue of the provisions hereof, become a Tenant by sufferance at a monthly Rent equal to one hundred thirty-five percent (135%) times the Rent in effect during the last month of the Term, with said monthly tenancy commencing the first day after the expiration of the Term, subject to all of the conditions and covenants of this Lease. Tenant shall give to Landlord at least thirty (30) days' written notice of any intention to quit the Demised Premises, and Tenant shall be entitled to thirty (30) days' written notice to quit the Demised Premises, except in the event of nonpayment of Rent, the breach of any other covenant by Tenant or as otherwise provided in the next paragraph, in any of which events Tenant shall not be entitled to any notice to quit, the usual thirty (30) days' notice to quit being hereby expressly waived. Notwithstanding the foregoing provisions of this Article, in the event that Tenant shall

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hold over after the expiration of the Term hereby created, and if Landlord shall desire to regain possession of the Demised Premises promptly at the expiration of the Term, then, at any time prior to Landlord's acceptance of any month's Rent from Tenant as a monthly Tenant hereunder, Landlord, at its option, may, without prior notice, forthwith re-enter and take possession of the Demised Premises without process, or by any legal process available in the jurisdiction in which the Demised Premises are located. Tenant shall be liable for all direct, provable, or proximate damages to Landlord resulting from Tenant's not timely vacating the Demised Premises and Tenant shall indemnify and hold Landlord harmless from all cost, loss, claim, damages and liabilities, that Landlord may suffer from any holdover by Tenant.

ARTICLE 25

SUBORDINATION, ATTORNMENT AND NON-DISTURBANCE

25(a). Subject to subsection (e) of this Article, this Lease and Tenant's interest hereunder shall be subject and subordinate to each and every ground or underlying lease now existing or hereafter made of the Building and/or underlying Land and to all renewals, modifications, replacements and extensions thereof, and to the lien of any mortgage now or hereafter placed upon the Building, and to all renewals, modifications, replacements, consolidations and extensions thereof and to any and all advances made thereunder and the interest thereon. Tenant agrees that within five (5) days after written request therefor from Landlord, it will, from time to time, execute and deliver any instrument or other document required by any such lessor or mortgagee to subordinate this Lease and its interest in the Demised Premises to such lease or the lien of any such mortgage.

25(b). In the event that any bank, insurance company, university, pension or welfare fund, savings and loan association, real estate investment trust, business trust, or other financial institution providing interim construction financing for the Building and/or permanent financing for the Building requires, as a condition of such financing, that modifications to this Lease be obtained, and provided that such modifications (i) are reasonable, (ii) do not adversely affect Tenant's use of the Demised Premises as herein permitted or otherwise adversely affect Tenant's rights hereunder, and (iii) do not increase the rentals and other sums required to be paid by Tenant hereunder, Landlord shall submit such required modifications to Tenant, and Tenant shall enter into and execute a written amendment hereto incorporating such required modifications within ten (10) days after the same have been submitted to Tenant by Landlord.

25(c). In the event of (i) a transfer of Landlord's interest in the Land or the Building, or (ii) the purchase of the Building or Landlord's interest therein at a foreclosure sale or by deed in lieu of foreclosure under any mortgage or pursuant to a power of sale contained in any mortgage, then in any of such events Tenant shall attorn to and recognize the transferee or purchaser of Landlord's interest as Landlord under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct lease between such person, as "Landlord", and Tenant, as "Tenant". Any such successor Landlord shall not be liable for any act or omission of Landlord prior to such person's succession to title, nor be subject to any offset, defense or counterclaim accruing prior to

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such person's succession to title unless Tenant in good faith shall have notified such purchaser in writing of any such claims prior to the closing of the acquisition of the Land and the Building. In no event shall any such successor Landlord be liable for, nor shall Landlord accept (except for acceleration of Rent in the exercise of Landlord's remedies upon the occurrence of an Event of Default, any Rent paid more than one (1) month in advance (except for Estimated Operating Expenses paid in the ordinary course). From and after the date of the acquisition, such successor shall be obligated as Landlord under this Lease. Tenant agrees that, within five (5) days after written request therefor from Landlord, Tenant will, from time to time, execute and deliver any instrument or other document required by any mortgagee, transferee, purchaser or other interested person to confirm such attornment and/or such obligation to attorn. Tenant hereby irrevocably constitutes and appoints Landlord as Tenant's attorney-in-fact to execute, acknowledge and deliver any and all such instruments for and on behalf of Tenant.

25(d). If for any reason the leasehold estate of Landlord as tenant under any underlying lease is terminated by summary proceedings or otherwise, Tenant will attorn to the landlord under such underlying lease and will recognize such landlord as Tenant's landlord under this Lease. Tenant agrees to execute and deliver, at any time and from time to time, upon the reasonable request of Landlord or of the landlord under any such underlying lease, any instrument which may be necessary or appropriate to evidence such attornment. Tenant shall in no event terminate this Lease or surrender possession of the Demised Premises in the event such underlying lease terminates or any such proceeding is brought by landlord under such underlying lease, and agrees that this Lease shall not be affected in any way whatsoever by any such proceeding or termination. For purposes hereof, references to the landlord under any underlying lease shall be deemed to include any successors to such landlord's interest thereunder, including, without limitation, any mortgagee of such landlord or a purchaser at foreclosure or by deed in lieu of foreclosure.

25(e). The subordination of this Lease to any ground lease or mortgage shall be conditioned upon the execution and delivery to Tenant by the ground lessor, mortgagee or other lienholder, of a non-disturbance agreement for the benefit of Tenant, which non-disturbance agreement shall be based upon such ground lessor's, mortgagee's or other lienholder's standard and customary form. In furtherance of the foregoing but not in limitation hereof, Tenant agrees to execute a subordination, nondisturbance and attornment agreement substantially in the form attached hereto as Exhibit E.

ARTICLE 26

ESTOPPEL CERTIFICATES

26. Tenant shall, without charge therefor, at any time and from time to time, within ten (10) days after request therefor by Landlord, execute, acknowledge and deliver to Landlord a written estoppel certificate certifying to Landlord, any mortgagee, assignee of a mortgagee, or any purchaser of the Building, or any other person designated by Landlord, as of the date of such estoppel certificate, (i) that Tenant is in possession of the Demised Premises, (ii) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full

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force and effect as modified and setting forth such modifications); (iii) whether there are then existing any set-offs or defenses against the enforcement of any right or remedy of Lessor, or any duty or obligation of Tenant hereunder (and, if so, specifying the same in detail); (iv) the dates through which Monthly Base Rent and Additional Rent have been paid; (v) that, to the best of its knowledge, Tenant has no knowledge of any then-uncured defaults on the part of Landlord under this Lease (or if Tenant has knowledge of any such uncured defaults, specifying the same in detail); and (vi) that Tenant has no knowledge of any event having occurred that authorizes the termination of this Lease by Tenant (or if Tenant has such knowledge, specifying the same in detail). If Tenant shall fail to so execute and deliver such written estoppel certificate, then an Event of Default shall be deemed to have occurred. Landlord acknowledges that Tenant, by executing and delivering an estoppel certificate, is not waiving any rights Tenant may have under this Lease for damages as a result of latent defects or other defective conditions in the Building which are not readily ascertainable by Tenant.

ARTICLE 27

NO PARTNERSHIP

27. Nothing contained in this Lease shall be deemed or construed to create a partnership or joint venture between Landlord and Tenant, or create any other relationship between the parties hereto other than that of Landlord and Tenant.

ARTICLE 28

NO REPRESENTATIONS BY LANDLORD

28. Neither Landlord nor any agent or employee of Landlord has made any representation or promise with respect to the Demised Premises or the Building except as expressly set forth in this Lease and the Construction Agreement, and no rights, privileges, easements or licenses are granted to or acquired by Tenant except as expressly set forth in this Lease and in the Construction Agreement.

ARTICLE 29

FORCE MAJEURE

29. All deadlines for Landlord and Tenant hereunder (except for Tenant's obligation to pay Rent) shall be subject to and extended by force majeure ("Force Majeure"), which shall mean, but not be limited to, strikes, lockouts or labor disputes, inability to obtain labor or materials or reasonable substitutes therefor, moratoria on issuance of permits, delays of governmental or quasi-governmental authorities (including, without limitation, the Columbia Park and Recreation Association) in approving plans and specifications or issuing permits, approvals of the Architectural Review Committee or any other approvals required under the covenants, conditions, and restrictions governing the development of the Land and the Complex, acts of God, enemy or

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hostile governmental action, litigation, civil commotion, abnormally severe weather conditions preventing construction work on the Building to proceed in spite of Landlord's reasonable efforts, fire or other casualty beyond the reasonable control of Landlord or Tenant or its agents, contractors, licensees or employees.

ARTICLE 30

WAIVER OF TRIAL BY JURY

30. The parties hereto shall, and they hereby do, waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other involving any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant's use and occupancy of the Demised Premises and/or any claim or counterclaim of injury or damage.

ARTICLE 31

QUIET ENJOYMENT

31. Upon payment by Tenant of any sums to be paid by Tenant to Landlord hereunder, and the observances and performance of any and all of the covenants, terms and conditions hereof by Tenant, Landlord covenants that it will not interfere with Tenant's quiet enjoyment of the Demised Premises, subject nevertheless to the terms and conditions of this Lease and to any mortgage, deed of trust, ground lease or agreement of which this Lease, and/or Landlord's interest in the Demised Premises and the Building of which they are a part, is subordinate. In any event, Tenant shall not condition the performance of any of its obligations in this Lease upon the performance by Landlord in any respect.

ARTICLE 32

BINDING EFFECT OF LEASE

32. It is agreed that all rights, remedies and liabilities herein given to or imposed upon either of the parties hereto shall extend to their respective heirs, executors, administrators and, except as otherwise expressly provided in this Lease, their successors and assigns. Landlord may freely and fully assign its interest hereunder. The term "Landlord" shall mean only the owner of the Building or the leases of the Building at the time in question so that in the event of any transfer or transfers of title to the Building or of Landlord's interest in a lease of the Building, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that such transferee has assumed and agreed to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord's interest under this Lease. In the event the original Landlord hereunder, or any successor owner of the Building, shall sell, assign or convey the Building, all liabilities and obligations on the part of the original Landlord, or such successor owner, under this Lease accruing thereafter shall terminate, and thereupon all such liabilities and obligations shall be binding on the

LEASE AGREEMENT – PAGE 33

new owner subject to the limitations set forth in the Article entitled "Limitation of Liability". Tenant agrees to attorn to such new owner in writing if requested by Landlord to do so.

ARTICLE 33

REVIEW AND APPROVAL

33. The submission of this Lease for review by Tenant or Landlord prior to final ratification does not constitute a reservation of or option for the Demised Premises. This Lease becomes effective and binding only upon execution and delivery of this Lease by Landlord and Tenant and upon the approval of this Lease by Landlord's construction and/or permanent lenders, if necessary.

ARTICLE 34

RULES AND REGULATIONS

34. Tenant, its agents, employees, invitees, licensees, customers, clients, family members and guests, shall at all times abide by and observe the Rules and Regulations as are and may be promulgated by Landlord from time to time. The current Rules and Regulations are set forth in Exhibit D hereto. Landlord shall not be responsible or liable to Tenant for any violations of the Rules and Regulations by any other tenants or their invitees or licensees.

ARTICLE 35

BROKERAGE

35. Landlord and Tenant each represent that they have had no dealing with any real estate broker or other person with respect to this Lease in any manner except with The McCormick Company, which broker shall be compensated by Landlord pursuant to separate agreements with Landlord. Landlord and Tenant shall indemnify and hold the other harmless from any claims for any fees or commissions that are payable to any other broker, individual or entity asserting a claim for a fee or commission with respect to this Lease.

ARTICLE 36

NOTICES

36(a). All notices required or desired to be given hereunder to Tenant shall be effective as of the date mailed, if given by certified or registered mail, first class postage prepaid, return receipt requested, or by overnight courier, or on the date faxed or hand-delivered, if faxed or hand-delivered, and shall be addressed to the Demised Premises or as follows:

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Address Prior to Occupancy:

Thomas L. Patz
Vice President and General Counsel
MICROS Systems, Inc.
12000 Baltimore Avenue
Beltsville, Maryland 20705

with a copy to:

Gary C. Kaufman
Senior Vice President and Chief Financial Officer
MICROS Systems, Inc.
12000 Baltimore Avenue
Beltsville, Maryland 20705

Address After Occupancy:

At the Premises, Attention: General Counsel

with a copy to the Chief Financial Officer.

36(b). All notices required or desired to be given hereunder to Landlord shall be effective as of the date mailed, if given by certified or registered mail, first class postage prepaid, return receipt requested, or by overnight courier, or on the date faxed or hand-delivered, if faxed or hand-delivered, and shall be addressed as follows:

c/o ORIX Real Estate Equities, Inc.
100 North Riverside Plaza, Suite 1400
Attn: President
Chicago, IL. 60606

With copies to:

c/o ORIX Real Estate Equities, Inc.
1401 H Street N.W., Suite 550
Washington, D.C. 20005
Attn: Property Manager

and

LEASE AGREEMENT – PAGE 35

Alan P. Vollmann, Esquire
Ginsburg, Feldman & Bress, Chartered
1250 Connecticut Avenue, N.W.
Washington, D.C. 20036.

36(c). Tenant is hereby notified that Landlord has appointed OREE Management, Inc., as its managing agent. Landlord has authorized said managing agent to act for and in the name of Landlord for any and all purposes under this Lease and subsequent amendments thereto, including, but not limited to, the execution thereof, and Tenant shall direct any and all payments, notices and inquiries of any kind whatsoever pursuant to and regarding this Lease to said managing agent. Landlord reserves the right to substitute any other person, firm or corporation for said managing agent or to subcontract for part or all of such services, upon written notice thereof by Landlord to Tenant. Tenant hereby acknowledges the authority of any such managing agent to act for, and in the name of, Landlord for any and all purposes under this Lease. Any and all payments due from Tenant under this Lease shall be made payable to ORIX Columbia, Inc., or any other party as may be designated by Landlord or its managing agent from time to time.

ARTICLE 37

APPLICABLE LAW

37. The laws of the State of Maryland shall govern the validity, performance and enforcement of this Lease. If any provision of this Lease shall at any time be deemed to be invalid or illegal by any court of competent jurisdiction (other than any provision relating to the amount of Rent or payment thereof), this Lease shall not be invalidated thereby; but in such event, the Lease shall be read and construed as if such invalid or illegal provision only had not been contained herein, thereby preserving all of the other terms, conditions and provisions of this Lease. Should any legal proceedings, claims or counterclaims (if permissible) be brought or initiated to make a determination of rights and liabilities under this Lease or with respect to any other matters arising out of the Landlord/Tenant relationship between the parties and any guarantors hereto, the parties specifically consent to the jurisdiction of the federal and state courts in the State of Maryland and specifically waive any objection as to venue or any right to institute or remove said proceedings to federal or state or local courts of another forum or jurisdiction.

ARTICLE 38

JOINT AND SEVERAL LIABILITY

38. If Tenant shall be one or more individuals, corporations, or other entities, whether operating as a partnership or joint venture or otherwise, then each such individual, corporation, entity, joint venturer or partner shall be deemed to be jointly and severally liable for the payment of any and all sums specified herein and for all other duties and obligations arising hereunder.

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ARTICLE 39

TENANT'S AND LANDLORD'S AUTHORITY

39(a). Tenant represents and warrants to Landlord that (i) it is a Maryland corporation duly authorized to conduct business in the State of Maryland; (ii) it has the full right, power and authority to enter into this Lease upon the terms and conditions herein set forth and shall provide to Landlord any evidence required by Landlord to so indicate said authority; and (iii) the person executing this Lease on behalf of Tenant has been duly authorized to do so.

39(b). Landlord represents and warrants to Tenant that (i) it is an Illinois corporation duly authorized to conduct business in the State of Maryland; (ii) it has the full right, power and authority to enter into this Lease upon the terms and conditions herein set forth and shall provide to Tenant any evidence required by Tenant to so indicate said authority; and (iii) the person executing this Lease on behalf of Landlord has been duly authorized to do so.

ARTICLE 40

TIME OF ESSENCE

40. Time is of the essence in the performance of all of Landlord's and Tenant's obligations under this Lease. Unless otherwise specifically provided, all days are calendar days.

ARTICLE 41

CONSTRUCTION

41. Wherever appropriate herein, the singular includes the plural and the plural includes the singular. Feminine or neuter pronouns shall be substituted for the masculine form, and vice-versa, in any place or places herein in which the context may require such substitution or substitutions. Landlord herein, for convenience, has been referred to in neuter form. Any reference herein to "mortgage" shall be deemed to mean and include "deed to trust", and any reference to "mortgagee" shall be deemed to mean and include "beneficiary under a deed of trust". Tenant acknowledges that Tenant and Landlord have contributed substantially and materially to the preparation of this Lease; therefore, it shall not be construed more strictly against either party.

ARTICLE 42

COUNTERPARTS

42. This Lease may be executed in several counterparts, and all counterparts shall constitute one and the same instrument.

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ARTICLE 43

CAPTIONS

43. Captions and headings are for convenience and reference only and are not to be deemed a summary of the provisions to which they pertain or as a construction thereof.

ARTICLE 44

ENTIRE AGREEMENT

44. This Lease and the Construction Agreement, which is incorporated herein by this reference, together with any accompanying Exhibits, Addenda Schedules and attachments contain the final, entire and only agreement between the parties, and no oral statement or representation or prior written matter or written advertisement or marketing material not contained or referred to in this instrument or the Rules and Regulations (as defined in this Lease) issued by Landlord shall have any force or effect. This Lease shall not be modified in any way after ratification except if in writing signed by both parties hereto. The failure of Landlord or Tenant to insist upon strict performance by the other of any of the covenants or conditions of this Lease in any one or more instances shall not be construed as a waiver or relinquishment for the future of any such covenants or conditions, but the same shall be and remain in full force and effect. No waiver of any provision of this Lease shall be deemed to have been made unless it be in writing and signed by the party to be charged therewith. The Construction Agreement shall be of no further force and effect after the termination thereof in accordance with the Section captioned "Termination" therein. In the event of any inconsistencies between the terms and conditions of this Lease and the terms and conditions of the Construction Agreement, the terms and conditions of the Construction Agreement shall control until the termination thereof.

ARTICLE 45

EXHIBITS

45. All Exhibits, Addenda, Schedules and attachments referred to herein are made a part of this Lease as though set out in full.

ARTICLE 46

PARKING

46(a). Throughout the Term, Tenant shall have the right to use at no additional cost four (4) unreserved parking spaces in the parking facilities for the Building for each one thousand (1,000) square feet of space leased. Landlord shall have the right to designate spaces for visitors and handicapped persons. Cars not parked according to the rules and regulations promulgated by Landlord may be towed at the owner's expense.

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46(b). Tenant and its employees shall observe reasonable safety precautions in the use of the parking facilities and shall at all times abide by all rules and regulations promulgated by Landlord regarding the use of the parking facilities. Use of the parking facilities serving the Building is at the sole risk of the users of such facilities, and Landlord assumes no liability for personal injury, theft or property damage, or any other loss occurring during, as a result of, or in connection with such use. Landlord and Tenant shall have no liability whatsoever to each other or any other person (including, without limitation, Landlord's and Tenant's agents, employees, invitees, guests, clients or customers) for any property damage to vehicles or their contents and/or personal injury which might occur as a result of or in connection with the parking of vehicles in or about the Building. Landlord and Tenant shall indemnify and hold each other harmless from and against any and all costs, claims, causes of action, and expenses (including reasonable attorneys' fees) which either may incur in connection with or arising out of use of the parking facilities by Landlord, Tenant and/or their agents, employees, invitees, guests, clients or customers.

46(c). This Section shall not be deemed to create a bailment between the parties hereto, it being expressly agreed and understood that the only relationship created between Landlord and Tenant pursuant to this Article is that of licensor and licensee, respectively.

ARTICLE 47

ARBITRATION METHOD

47. In the event that Landlord and Tenant cannot agree on the Fair Market Rent during the time period set forth herein, then, within five (5) days after the expiration of such period, both Landlord and Tenant shall deliver a statement to the other, which shall (a) set forth a final proposal for the Fair Market Rent, and (b) shall appoint an appraiser to determine the Fair Market Rent for the Demised Premises. In the event that Tenant's proposal is within five percent (5%) of Landlord's proposal, no appraiser will be necessary, and the Fair Market Rent shall be one-half of the difference between the two proposals plus the amount of the lower of the two proposals. If one party shall fail to appoint its appraiser within the period specified above, the appraiser appointed by the other party shall be the sole appraiser whose determination of Fair Market Rent shall be binding and conclusive upon all parties. In addition, and notwithstanding the preceding sentence, in the event that one party fails to deliver a final proposal within the time period specified herein, the final proposal submitted by the other party shall be binding for purposes of this Lease. If two appraisers are appointed, within fifteen (15) calendar days of their appointment, they shall jointly select a third appraiser. Within fifteen (15) calendar days after appointment, the third appraiser shall select either Landlord's or Tenant's final proposal, which shall be binding for purposes of this Lease. All appraisers appointed shall be members of the American Institute of Real Estate Appraisers with MAI designations and shall have not less than ten (10) years experience appraising real estate and substantial business/commercial properties in the Baltimore/Washington metropolitan area. No person who is then currently providing services for either Landlord or Tenant or their affiliates may be appointed as the third appraiser. The fees and other costs of all appraisers shall be borne by the party whose final proposal, if any, was not selected.

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ARTICLE 48

MEASUREMENT OF SPACE

48. All space demised under this Lease shall be measured according to The Greater Washington Commercial Association of Realtors Standard Method of Measurement adopted June 13, 1995 (the "GWCAR Standard") attached hereto as Exhibit F.

ARTICLE 49

EXPANSION SPACE

49(a). If Tenant does not exercise its right to lease the Expansion Space or leases only a portion of the Expansion Space pursuant to subsection (b) of the Article hereof entitled "Demised Premises", Tenant shall have the right to lease all or the remaining portion of the Expansion Space on or about the commencement of the sixty-first (61st) month of the Term in accordance with the terms of this Article. The initial lease or leases of the Expansion Space during the first five (5) Lease Years shall have terms no greater than five (5) years so that the Expansion Space shall be available in the event Tenant elects to exercise its expansion option under this Article.

49(b). If Tenant desires to exercise its right to expand under this Article, Tenant shall give Landlord notice of its intention to lease the Expansion Space or a portion thereof no later than fifty-one (51) months after the Rent Commencement Date. The Expansion Space shall be delivered to Tenant on or about the sixty-first (61st) month of the Term; however, if the previous tenant or occupant of all or any portion of the Expansion Space in respect of which Tenant has duly exercised its expansion option holds over or otherwise refuses to surrender or vacate such space on or before the date such space was to be made available to Tenant, Landlord shall not be liable to Tenant for any wrongful holdover by such tenant or occupant. In such event, the date on which Tenant is obligated to commence payment of Monthly Base Rent in respect of such Expansion Space shall be postponed by the sum of the number of days required for Landlord to obtain and deliver to Tenant possession of such space.

49(c). If Tenant exercises its option for only a portion of the Expansion Space, the portion selected and the remaining portion of the Expansion Space must both be demisable and marketable in Landlord's sole reasonable discretion exercised in good faith, it being understood that the configuration of such spaces must have adequate elevator access, comply with all Requirements (including, without limitation, fire egress and other safety and building code regulations). The Expansion Space shall be leased "as is", and any Alterations to the First Floor Space shall be accomplished in accordance with this Lease. In order to provide time for construction of improvements to the Expansion Space, Landlord shall forgive Monthly Base Rent payable for the Expansion Space for the period from the date of delivery of such space to Tenant to the date Tenant's employees begin occupying the Expansion Space, but in no event shall such period exceed sixty (60) days. Landlord shall provide Tenant with an allowance (the "Expansion Allowance")

LEASE AGREEMENT – PAGE 40

equal to twenty cents ($.20) per rentable square foot of the Expansion Space times the number of months remaining in the initial ten (10) year Term of this Lease.

49(d). In the event that Tenant elects to lease the Expansion Space, commencing with the date of delivery of the Expansion Space to Tenant, (i) all or the portion of the First Floor Space leased shall be deemed part of the Demised Premises, (ii) the Monthly Base Rent applicable to such Expansion Space shall be equal to ninety-five percent (95%) of the Fair Market Rent, (iii) Tenant's Pro Rata Share shall be increased commensurate with the increased square footage of the Demised Premises, and (iv) all other terms of conditions of this Lease shall apply.

49(e). If Tenant sends its notice of intent to exercise the option, Landlord and Tenant shall have a thirty (30)-day period following the date of Landlord's receipt of the notice during which Landlord and Tenant shall negotiate in good faith all economic terms set forth in this Lease; however, all non-economic terms and conditions of this Lease shall remain as set forth in this Lease. If Landlord and Tenant do not agree within such thirty (30) day period, the provisions of the Article hereof entitled "Arbitration Method" shall apply and the Base Rent to be charged for the Expansion Space shall be ninety-five percent (95%) of the Fair Market Rent as determined pursuant to the Arbitration Method.

49(f). If during the first five (5) Lease Years, any Expansion Space becomes available due to the expiration or earlier termination of a lease demising any or all of the Expansion Space, Landlord shall give written notice to Tenant of the availability of such Expansion Space, and Tenant shall have thirty (30) days after receipt of Landlord's notice to exercise its right to expand into such Expansion Space in accordance with the terms of this Article. If Tenant declines to exercise its option for such space, Tenant's right to lease such Expansion Space under the terms of this Article shall be forfeited, and Landlord shall have the right to lease such Expansion Space to any other tenant on any terms Landlord elects in Landlord's sole discretion. If only a portion of the Expansion Space was offered to Tenant, Tenant shall continue to have its right under this Article to expand into the remaining Expansion Space.

49(h). The expansion option under this Article is personal to Tenant and its Permitted Transferees and may not be exercised by any assignees or subtenants of Tenant or its Permitted

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ARTICLE 50

RIGHT OF FIRST OFFER FOR EXPANSION SPACE

50(a). If Tenant has not exercised its right to expand into the Expansion Space during the first five (5) Lease Years, from and after the commencement of the sixth (6th) Lease Year, Tenant shall have a right of first offer in accordance with the terms of this Article for any Expansion Space that becomes available. As used herein, the term "Available Expansion Space" shall mean any Expansion Space for which the current lease expires or is otherwise terminated. Available Expansion Space shall not include Expansion Space which is (i) assigned or subleased by the current tenant of the space; (ii) re-leased by the current tenant of the space by renewal, extension, or renegotiation; (iii) subject to a specific expansion right, right of first refusal, or right of first offer of another tenant in the Building or Building Two (as hereinafter defined) unless and until such tenant shall have failed to timely exercise its option.

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(i) Tenant shall irrevocably commit to lease no less than fifty thousand (50,000) contiguous square feet of rentable area in Building Two (the "Building Two Expansion Space") by giving written notice to Landlord by no later than three (3) years after the Rent Commencement Date.

(ii) At Landlord's option, Tenant shall have no right to lease space in Building Two if any of the following are true either at the time Tenant sends notice of Tenant's exercise of the option to Landlord, at any time prior to commencement of construction of Building Two, or at any time prior to the date of delivery of the Building Two Expansion Space to Tenant: (A) the Lease has been terminated; (B) an Event of Default has occurred or an event has occurred which with the giving of notice would constitute an Event of Default; (C) Tenant or its Permitted Transferees do not occupy fifty percent (50%) or more of the Demised Premises in the Building; or (D) Tenant's net worth is not at least equal to its net worth at the time this Lease was originally executed and delivered or has investment-grade credit.

51(b). If Tenant sends its notice of intent to exercise the option, Landlord and Tenant shall have a ninety (90)-day period following the date of Landlord's receipt of the notice during which Landlord and Tenant shall negotiate in good faith to agree upon all of the economic terms for the lease of the Building Two Expansion Space; however, all non-economic terms and conditions of this Lease shall remain as set forth in this Lease. The formula for determining the rent shall be based upon a rent constant of seventy-five (75) basis points above the market sales cap rate for similar quality buildings in Columbia, Maryland. During said ninety (90)-day period, Landlord and Tenant shall agree upon the terms of the construction agreement for Building Two (the "Building Two Construction Agreement"), including, without limitation, design concepts similar to those for the Building and the amounts of the allowances for land acquisition, site work, architectural, engineering and space planning, base building construction, and tenant improvements. The Building Two Construction Agreement shall provide for delivery of the Building Two Expansion Space within eighteen (18) months after the execution and delivery of the Building Two Construction Agreement and the amendment of this Lease to include the agreed upon economic terms for the lease of the Building Two Expansion Space. If Landlord and Tenant do not agree upon the economic terms for the lease of the Building Two Expansion Space and the terms of the Building Two Construction Agreement within such ninety (90)-day period, either party may send written notice to the other that this option has been terminated and is of no further force and effect. In such event, Tenant shall reimburse Landlord for Landlord's actual costs incurred for site planning and related design services provided by the architect and any engineers; however, Landlord shall be responsible for its costs of due diligence, including, without limitation, title reports, surveys, Landlord's attorneys' fees, and environmental and geotechnical reports in connection with any feasibility studies performed in connection with Building Two.

51(c). If Landlord and Tenant agree to the economic terms for the lease of the Building Two Expansion Space and the terms of the Building Two Construction Agreement, this Lease shall be amended to include the Building Two Expansion Space, and the initial ten (10)-year Term shall

LEASE AGREEMENT – PAGE 44

LEASE YEAR	BASE RENT
Lease Years Eleven and Twelve:	$14.91
Lease Years Thirteen through Fifteen:	$16.06
Lease Years Sixteen through Eighteen:	$17.29
Lease Years Nineteen and Twenty:	$18.62

51(e). Notwithstanding anything to the contrary in this Article, if Tenant exercises its option to expand the Demised Premises under this Article and Landlord decides, in its sole and absolute discretion not to build Building Two for any reason whatsoever, Tenant or its designee as approved by HRD or HRD's successor shall have the option to purchase from Landlord the Building Two Land. Landlord shall also convey all feasibility studies, environmental reports, surveys, and preliminary plans related to the Building Two Land. The purchase price shall be the sum of (i) Landlord's cost of acquisition of the Building Two Land as detailed in the settlement statement from the closing of Landlord's acquisition; (ii) any improvements constructed on the Building Two Land by Landlord; (iii) the cost of all studies, reports and plans relating to the Building Two Land, and (iv) Operating Expenses (including, without limitation, Real Estate Taxes) attributable to the Building Two Land from the date incurred to the date of Tenant's closing of the sale of the Building Two Land. This option shall expire within one hundred eighty (180) days after Landlord has given Tenant notice of Landlord's intention not to build Building Two but in any event this option shall expire if Tenant has not exercised its option to expand the Demised Premises under this Article within the time provided herein. If Tenant exercises the option, closing shall occur within sixty (60) days after Tenant's notice to Landlord. Tenant shall be responsible for all recordation and transfer taxes and all other closing costs except for customary prorations for taxes and utilities, if applicable.

ARTICLE 52

RIGHT OF FIRST OFFER FOR AVAILABLE SPACE

52(a). If Tenant has exercised its right to expand into the Building Two Expansion Space pursuant to the Article hereof entitled "Right to Expand into Building Two", Tenant shall have a right of first offer in accordance with the terms of this Article for any remaining space in either the Building or Building Two that becomes available after the initial leasing thereof. As used herein, the term "Available Space" shall mean any space in the Building or Building Two for which the

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ARTICLE 53

LANDLORD'S DEFAULT

53(a). Landlord shall be deemed to be in default under this Lease if Landlord fails to perform any covenant or agreement to be performed by Landlord hereunder or breaches any warranty herein and either: (i) fails promptly after written notice from Tenant to commence to cure such failure or breach or fails to complete such cure diligently and within thirty (30) days after Tenant's notice, or (ii) if such failure is of a type that cannot reasonably be cured within such thirty-day period, either fails promptly to commence its cure during such period or fails thereafter to use reasonable efforts to complete its cure in as short a time as possible.

53(b). Except as otherwise expressly limited in this Lease, in the event Landlord is in default under this Lease, Tenant shall have the following rights and remedies without limiting any of Tenant's other rights and remedies at law, in equity, or under this Lease:

(i) Tenant shall have the right, but shall not be obligated, to take any or all actions required or advisable to correct or cure any default by Landlord, including, without limitation, Landlord's obligation to maintain insurance, to perform repairs, or to provide services under this Lease; provided that Tenant shall give Landlord and any mortgagee of the Land and/or the Building thirty (30) days' notice prior to taking any such action, except in emergency. (In all emergency actions, however, Tenant shall notify Landlord of such emergency as soon as

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possible.) Tenant is hereby released of any and all claims by and liabilities to Landlord on account of any action taken pursuant to this subparagraph (i), except claims or liabilities resulting from Tenant's willful or negligent misconduct. Landlord shall reimburse Tenant for all costs and expenses incurred by Tenant in the performance of such acts, together with interest at the *Wall Street Journal* Prime Rate from the date paid by Tenant to the date of payment thereof to Tenant by Landlord.

(ii) Tenant shall have no right to offset any amounts due or allegedly due from Landlord against the Rent due under this Lease. However, nothing in this Lease shall be construed to prohibit Tenant from paying Rent owed under this Lease into the registry of any court having jurisdiction and to bring an action against Landlord to adjudicate Landlord's right to such Rent in light of Landlord's defaults under this Lease.

53(c). At the same time notice is given to Landlord, Tenant shall give written notice of any defaults by Landlord under this Lease to any mortgagee or ground lessor of the Land and/or the Building at the address provided by such mortgagee or ground lessor.

ARTICLE 54

ATTORNEYS' FEES

54. In the event either party defaults in the performance of any of the terms of this Lease and the other party employs an attorney in connection therewith, the defaulting party agrees to pay the prevailing party's reasonable attorneys' fees and expenses.

ARTICLE 55

LICENSE TO USE ROOF SPACE

55(a). Landlord hereby grants to Tenant a license to use the roof of the Building (the "Roof Space") for the purposes provided herein for the Term to install and operate, at Tenant's expense, antennas and related cabling and transmission lines (collectively, the "Telecommunications Equipment") on the Roof Space upon the following terms and conditions:

(i) Tenant shall not install or operate the Telecommunications Equipment until it receives the prior written approval of Landlord, which approval shall not be unreasonably withheld if the terms and conditions of this Section have been satisfied. Landlord shall approve or object to the installation and operation of the Telecommunications Equipment within a reasonable time after Tenant submits (A) plans and specifications for the installation of the Telecommunications Equipment; (B) copies of all required governmental and quasi-governmental permits, licenses, and authorizations which Tenant will obtain at its own expense;

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(C) evidence of the approval of the installation of the equipment by the Architectural Review Committee for the Complex and evidence of compliance with all other covenants, conditions, and restrictions governing the use of the roof of the Building, including without limitation, the Business Park Restrictions and the Development Guidelines; (D) evidence of additional liability and casualty insurance coverages reasonably acceptable to Landlord and customary in the industry in addition to those required by this Lease with respect to the insurable risks in connection with the installation, operation, maintenance, and repair of the Telecommunications Equipment; and (E) any other documentation Landlord may reasonably require to demonstrate that the Telecommunications Equipment will not interfere with the use of the Building or other buildings in the Complex by other tenants. Landlord may withhold approval if the installation or operation of the Telecommunications Equipment may damage the structural integrity of the Building, interfere with the use of the space of any tenant in the Complex or reduce the amount of leasable space in the Building.

(ii) Neither Tenant nor its agents will cause any damage to the Roof Space or the Building during the installation, operation and maintenance of the Telecommunications Equipment. If Tenant or its agents invalidate any roof warranty, Tenant shall bear any additional costs incurred by Landlord to reinstate the full warranty. If Tenant hires contractors, subcontractors or any other agents to install or maintain the Telecommunications Equipment, Tenant shall provide Landlord with a waiver of mechanic's liens from all workers.

(iii) Landlord shall not charge Tenant additional rent for the installation and use of the Telecommunications Equipment. If, however, Landlord's insurance premium or real estate tax assessment has been increased as a result of the Telecommunications Equipment, Tenant shall pay such increase each year as Additional Rent upon a receipt of a bill from Landlord. Tenant will have no right to an abatement or reduction in the amount of Rent if for any reason Tenant is unable to use the Telecommunications Equipment.

(iv) Landlord shall have the right to enforce reasonable rules and regulations with respect to access to the Roof Space.

(v) The installation, operation and removal of the Telecommunications Equipment will be at Tenant's sole cost and risk.

(vi) Landlord, at its sole option, may require Tenant, at any time prior to the expiration of the Term, to terminate the operation of the Telecommunications Equipment if it is causing physical damage to the structural integrity of the Building, interfering with any other service provided in the Complex, or interfering with the business of any other tenant in the Complex. If, however, Tenant can correct the damage caused by the Telecommunications Equipment to Landlord's

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satisfaction within thirty (30) days after Tenant's receipt of written notice from Landlord (or such reasonable additional time if Tenant has promptly and diligently commenced to correct such damage and continues with all diligent effort to complete the repairs), Tenant may restore its operation. If the damage is not corrected and restored to operation within said period, Landlord, at its sole option, may require that Tenant remove the Telecommunications Equipment at Tenant's expense. Landlord shall use reasonable efforts to cause any other tenant that installs a rooftop device after the date of the installation of Tenant's Telecommunications Equipment to cease or correct any interference caused to Tenant's Telecommunications Equipment.

(vii) At the expiration or earlier termination of the Term or upon termination of the operation of the Telecommunications Equipment, Tenant shall remove the Telecommunications Equipment (including all cables from the Roof Space and through the Building) at its own cost. Tenant shall leave the portion of the Roof Space where the Telecommunications Equipment was located in the same condition as it was before installation, normal wear and tear excepted. If Tenant does not remove the Telecommunications Equipment when so required, Tenant hereby authorizes Landlord to remove and dispose of the Telecommunications Equipment and to charge Tenant for all costs and expenses incurred. Landlord shall not be liable for any property disposed of or removed by Landlord.

(viii) Tenant acknowledges that its license to use of the Roof Space is not exclusive and that Landlord may permit other tenants in the Building also to use the Roof Space for uses compatible with and not interfering with the operation of Tenant's Telecommunications Equipment. Landlord will not allow persons other than tenants in the Building and their related entities to use the Roof Space. So long as Tenant leases at least fifty percent (50%) of the total rentable area in the Building, Landlord will not unreasonably withhold or delay its consent to the use of the Roof Space by third parties in accordance with the terms of this Lease for Telecommunications Equipment. Tenant may charge a fee for use of the Roof Space by third parties (other than other tenants in the Building). If Tenant charges any fee for use of the Roof Space, twenty-five percent (25%) of such fees shall be paid to Landlord; however, Landlord shall have no right to any portion of such fees if they are charged to customers of Tenant's products and services. Any Telecommunications Equipment installed by third parties shall be subject to the terms and conditions of this Lease as though it were Tenant's Telecommunications Equipment, and Tenant shall be fully liable therefor notwithstanding the fact that Tenant does not own or operate such Telecommunications Equipment. Landlord may require the removal of Telecommunications Equipment installed by third parties if such Telecommunications Equipment interferes with or prevents the installation of the Telecommunications Equipment of any other tenant in the Building. In the event a tenant in the Building installs Telecommunications Equipment for such tenant's use before Tenant installs its own Telecommunications

LEASE AGREEMENT – PAGE 50

Equipment and such other tenant's Telecommunications Equipment interferes with the operation of Tenant's Telecommunications Equipment, Landlord shall not be required to cause such other tenant to remove its Telecommunications Equipment so long as it was installed prior to Tenant's Telecommunications Equipment and such interference is not caused by modifications made to the other tenant's Telecommunications Equipment after the date of Tenant's installation.

55(b). Tenant shall indemnify and hold Landlord harmless from and against all claims, actions, damages, liability and expenses (including reasonable attorneys' fees) in connection with the loss of life, personal injury, damage of property or business or any other loss or injury arising out of the installation, operation, maintenance, and removal of the Telecommunications Equipment unless caused by Landlord's wilful misconduct or negligence.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the year and date first above written.

WITNESS OR ATTEST:

[signature]

TENANT:

MICROS SYSTEMS, INC.,
a Maryland corporation

By: [signature] (SEAL)
Name:
Title:

WITNESS OR ATTEST:

[signature]

LANDLORD:

ORIX COLUMBIA, INC.,
an Illinois corporation

By: [signature] (SEAL)
Name: JAMES H. PURINTON
Title: PRESIDENT

LEASE AGREEMENT – PAGE 51

Equipment and such other tenant's Telecommunications Equipment interferes with the operation of Tenant's Telecommunications Equipment, Landlord shall not be required to cause such other tenant to remove its Telecommunications Equipment so long as it was installed prior to Tenant's Telecommunications Equipment and such interference is not caused by modifications made to the other tenant's Telecommunications Equipment after the date of Tenant's installation.

55(b). Tenant shall indemnify and hold Landlord harmless from and against all claims, actions, damages, liability and expenses (including reasonable attorneys' fees) in connection with the loss of life, personal injury, damage of property or business or any other loss or injury arising out of the installation, operation, maintenance, and removal of the Telecommunications Equipment unless caused by Landlord's wilful misconduct or negligence.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the year and date first above written.

WITNESS OR ATTEST:

TENANT:

MICROS SYSTEMS, INC.,
a Maryland corporation

[signature]

By: [signature] (SEAL)
Name:
Title:

WITNESS OR ATTEST:

LANDLORD:

ORIX COLUMBIA, INC.,
an Illinois corporation

[signature]

By: [signature] (SEAL)
Name: JAMES H. PURINTON
Title: PRESIDENT

LEASE AGREEMENT -- PAGE 51

EXHIBIT A

DESCRIPTION OF LAND

A portion of Parcel T, as shown on the Plat of "Columbia Gateway" recorded among the Land Records of Howard County, Maryland as Plat No. 7542. The exact location and configuration of the Land shall be determined pursuant to the Purchase Agreement (as defined in the Construction Agreement).

NOTE: PURSUANT TO THE TERMS OF THE DECLARATION AND SECTIONS 1(C) AND 51(A) OF THE LEASE, THIS EXHIBIT A SHALL BE REPLACED WITH DESCRIPTIONS OF THE LAND AND THE BUILDING TWO LAND AFTER THE SUBDIVISION THEREOF.

EXHIBIT B>

DESCRIPTION OF DEMISED PREMISES

NOTE: Pursuant to the terms of the Declaration and Sections 1(a) AND 1(b)(ii) OF THE LEASE, THIS EXHIBIT B SHALL BE REPLACED WITH DESCRIPTIONS OF THE DEMISED PREMISES AND, IF TENANT HAS EXERCISED ITS OPTION THEREFOR, THE EXPANSION SPACE.

EXHIBIT C

DECLARATION

Recitals

B. Pursuant to the terms of the Lease Agreement (the "Lease") dated as of even date with the Construction Agreement, Tenant agreed to lease approximately 200,000 rentable square feet of space (the "Demised Premises") on the entire second, third, fourth and fifth floors of the two towers of the Building. In lieu of the eight (8) floors of the second, third, fourth, and fifth floors of each of the two towers of the Building, Tenant had the option, to be exercised by written notice to Landlord no later than April 30, 1999, to (i) lease any other configuration of eight floors provided that the floors are contiguous in each tower, and (ii) to lease all or a portion of the Expansion Space (as defined in the Lease).

1. <u>Recitals</u>. The foregoing recitals are a material part of this Agreement and are incorporated herein by this reference.

3. <u>Defined Terms</u>. Unless otherwise provided herein, all capitalized terms used in this Declaration shall have the meanings ascribed thereto in the Lease.

4. <u>Legal Description of the Land and the Building Two Land</u>. The Land described in Exhibit A attached to the Lease has been subdivided into two lots of record.

EXHIBIT D

RULES AND REGULATIONS

The following rules and regulations ("Rules and Regulations") are written to protect the safety and quiet enjoyment of each and every tenant in the Building. Any violation of the Rules and Regulations which continues after written notice by Landlord shall be deemed an Event of Default of the Lease. Landlord may, upon request by Tenant, waive the requirement of compliance by Tenant of any of the Rules and Regulations, provided that (i) no waiver shall be effective unless signed by Landlord or Landlord's authorized agent, (ii) any such waiver shall not relieve Tenant of the obligation to comply with such Rule or Regulation in the future unless expressly consented to in writing by Landlord, and (iii) no waiver granted to Tenant shall relieve any other tenant from the obligation of complying with the Rules and Regulations unless such other tenant has received a similar waiver in writing from Landlord.

1. The sidewalks, corridors, closets of any type, lobbies, passages, elevators, stairways, and other parts of the Building not occupied by tenants shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress or egress from and to Tenant's Demised Premises. Landlord shall in all cases retain the right to control or prevent access thereto by any person whose presence, in Landlord's judgment, would be prejudicial to the safety, peace, character or reputation of the Building or of any tenant of the Building. Tenant shall not permit the visit to the Demised Premises of persons in such numbers or under such conditions as to interfere with the use and enjoyment of other tenants of the entrances, corridors, and other public portions or facilities of the Building. Mats, trash or other objects are prohibited in the public and service corridors. There shall not be used in any space, or in the public spaces of the Building, either by Tenant or Tenant's vendors or contractors or others, any hand trucks or other similar equipment except those equipped with rubber tires and side guards.

2. The plumbing facilities and other service apparatus of any kind shall not be used by Tenant for any purpose other than that for which they were installed, and no foreign or injurious substances shall be placed therein. The expense of any breakage, stoppage or damage resulting from a violation of this provision shall be borne by the tenant who shall, or whose agents, employees or invitees shall, have caused it.

3. No skylight, window, door or transom of the Building shall be covered or obstructed by Tenant, and no window shade, blind, curtain, screen, storm window, awning or other material shall be installed or placed on any window or in any window space, except as approved in writing by Landlord. If Landlord has installed or hereafter installs any shade, blind or curtain in the Demised Premises, Tenant shall not remove it without first obtaining Landlord's written consent.

4. Tenant shall not place any other or additional lock upon any door within the Demised Premises or elsewhere within the Building without Landlord's prior written consent. Landlord shall provide Tenant with one set of keys to the Demised Premises when Tenant assumes possession thereof and Tenant shall surrender all keys for all locks at the end of the Term.

5. Tenant, and its employees, agents, visitors, subtenants, licensees or concessionaires, shall not at any time bring or keep upon the Demised Premises flammable, combustible or explosive fluids, chemicals or substances.

6. Landlord shall in no event be responsible for admitting or excluding any person from the Demised Premises. In case of invasion, hostile attack, insurrection, mob violence, riot, public excitement or other commotion, explosion, fire or any casualty, Landlord shall have the right to bar or limit access to the Building to protect the safety of occupants of the Building or any property within the Building. The use of any room within the Building as sleeping quarters is strictly prohibited at all times.

7. No aerial or any equipment shall be erected on the roof or exterior walls of the Building or Demised Premises, or on the grounds, without in each instance the written consent of Landlord. Any aerial or equipment so installed without such written consent shall be subject to removal without notice at any time. No loud speakers, televisions, phonographs, musical instruments, radios or other devices shall be used in a manner so as to be heard or seen outside of the Demised Premises without the prior written consent of Landlord.

8. Canvassing, soliciting and peddling in or near the Building or Demised Premises is prohibited, and each tenant shall cooperate in preventing same. Tenant shall not solicit business in the parking areas, if any, or other common areas, or distribute hand-bills or other advertising matter in or upon automobiles parked in or near the Building or Demised Premises, provided that the foregoing shall not prohibit Tenant from using direct mail solicitation or advertising in the regular communications media.

9. The requirements of tenants will be attended to only upon application to Landlord. Building employees shall not perform any work or do anything outside of their regular duties unless under special instruction from Landlord or management of the Building.

10. The delivery, shipping, loading or unloading of ice, water, food, beverages, equipment, furniture, fixtures, merchandise or supplies to and from the Demised Premises shall be made only through designated service corridors and elevators and shall be subject to such additional rules and regulations as in the judgment of Landlord are necessary for the proper operation of the Demised Premises and Building. Tenant must obtain the prior written consent of Landlord for the removal from, or delivery to, the Demised Premises of any material which requires more than one person to move. In giving such consent, Landlord, in its reasonable discretion, shall have the right to direct the time of, manner of and protective measures to be utilized with respect to, such removal or delivery.

11. Tenant shall not, without on each occasion obtaining the prior written consent of Landlord: (i) permit the use of any forklift, truck, tow truck or any other mechanically powered machine or equipment for handling freight in the Demised Premises; (ii) conduct

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any auction, fire, "going out of business" or bankruptcy sales; (iii) operate any coin or token operated vending machine or similar device for the sale of any goods, foods, beverages or services, including without limitation pay telephones, pay toilets, scales, amusement devices and vending machines (other than vending machines for the use of Tenant's employees, the installation and location of which vending machines must be consented to by Landlord); or (iv) injure, overload, deface or otherwise harm the Demised Premises, or any part thereof, or any equipment or installation therein.

12. With forty-eight (48) hours' prior written notice, Landlord may remove any property belonging to Tenant or Tenant's permittees which is improperly stored, and Tenant hereby waives and agrees to indemnify Landlord from any liability of Landlord to Tenant or others resulting therefrom; in addition, Landlord may assess against Tenant a charge for any day or part of a day in which any item belonging to Tenant is stored in a prohibited area.

13. Tenant shall not permit any act or practice which may tend to injure the Building or equipment in the Building or become a nuisance to or cause noises, vibrations or odors objectionable to the public or to other occupants of the Building, nor keep any message on or obstruct the window area outside the Demised Premises.

14. The Building Hours of Operation shall be 8:00 a.m. to 6:30 p.m., Monday through Friday (except Holidays) and 9:00 a.m. to 1:00 p.m. on Saturdays. "Holidays" shall mean those holidays observed by the Federal Government, excluding Inauguration Day, Columbus Day and Veterans' Day.

15. Charges to tenants for use of heat, ventilation, air conditioning and other utilities after Building Hours of Operation shall be charged at the Building standard hourly rate based on the actual cost without mark-up for Landlord's Supervisory Fee, subject to periodic adjustment.

16. Tenant shall not permit any cooking (other than microwave cooking) or barbecuing in the Demised Premises.

17. Tenant shall not permit bicycles, mopeds or other vehicles, or dogs, birds or other animals (other than for aiding the handicapped) in the Demised Premises. All such bicycles, mopeds or other vehicles shall be parked in designated areas of the parking facilities. If requested by Tenant, Landlord will provide an area on the street level for bicycle storage to prevent users of bicycles from bringing them into the elevators.

18. Tenant shall be responsible for securing the Demised Premises.

19. Tenant shall not permit the use of non-Building standard window or floor treatment.

20. Tenant shall not (a) serve alcohol to members of the general public on the Demised

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Premises or (b) sell alcohol to anyone on or from the Demised Premises.

21. The window cleaners hired by Landlord may clean the exterior windows of the Demised Premises at any time without notice to Tenant.

22. Tenant and its invitees shall abide by the rules and regulations promulgated by any security company (if approved by Landlord) hired by Landlord. If required by Landlord or the security company, all persons entering and leaving the Building at any time other than during normal business hours shall register in the books which may be kept by Landlord or the security company at or near the night entrance and Landlord or the security company will have the right to prevent any person from entering or leaving the Building unless provided with a key and/or pass (to be approved by Landlord) to the premises to which such person seeks entrance.

23. No one shall use the Demised Premises for residential purposes, or for the storage of personal effects or articles other than those required for business purposes.

24. No dangerous or explosive materials shall be kept or permitted to be kept in the Demised Premises.

25. Tenant shall give Landlord prompt notice of any accident to or any defect in the plumbing, heating, air-conditioning, ventilating, mechanical or electrical apparatus or any other part of the Building.

26. Tenant shall not mark, drill into or in any way deface the walls, ceilings, partitions, floors or other parts of the Demised Premises and the Building except for the hanging of art.

27. Except with the prior written consent of Landlord, no tenant shall use or engage any person or persons other than the janitor or janitorial contractor of Landlord for the purpose of any cleaning of the Demised Premises.

28. Tenant shall take care of the rugs and drapes (if any) in the Demised Premises and shall arrange for the carrying-out of regular spot cleaning and shampooing of carpets and dry cleaning of drapes in a manner acceptable to Landlord.

29. Landlord shall have the right to make such other and further reasonable rules and regulations and to alter the same as in its judgment may from time to time be necessary for the safety, care, cleanliness and appearance of the Demised Premises and the Building and for the preservation of good order therein, and the same shall be kept and observed by the tenants, their employees and servants. Landlord also has the right to suspend or cancel any or all of these rules and regulations herein set out.

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EXHIBIT E

SUBORDINATION, ATTORNMENT AND NONDISTURBANCE AGREEMENT

THIS SUBORDINATION, ATTORNMENT AND NONDISTURBANCE AGREEMENT (the "Agreement") is made as of the __ day of ______, ___, by and between ______________ ("Mortgagee"), a _______ corporation, having its principal place of business and a mailing address at ____________________, and MICROS SYSTEMS, INC. ("Tenant"), a Maryland corporation, having a place of business and a mailing address at ____________________.

A. Tenant has entered into that certain Lease (the "Lease") dated _________, 1998, between ORIX Columbia, Inc. ("Landlord"), an Illinois corporation, and Tenant, demising certain office space (the "Demised Premises"), in the building located at ________________, Columbia, Maryland, as further described in the Lease.

C. Mortgagee is the holder of that certain Deed of Trust and Security Agreement (the "Deed of Trust") dated __________, which is intended to be recorded on or about, the date hereof, in the land records of Howard County, Maryland, which encumbers, among other things, the building and the land, described in Exhibit A attached hereto, of which the Demised Premises form a part. (As used herein, said building and land and all other property described in the Deed of Trust is hereinafter referred to as the "Mortgaged Property".)

D. Tenant has requested that Mortgagee agree not to disturb Tenant's possessory rights in the Demised Premises in the event Mortgagee should foreclose the Deed of Trust provided the Tenant (i) is not then in default under the Lease beyond any applicable notice and cure period; (ii) complies with this Agreement; and (iii) attorns to Mortgagee or the purchaser at the foreclosure sale.

E. Mortgagee is willing to accommodate Tenant and to so agree thereto on the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mortgagee and Tenant hereby agree as follows:

1. **Subordination**. The Lease is and shall be subject and subordinate in all respects to the Deed of Trust and to any renewal, modification, replacement or extension of the same and to any subsequent deeds of trust with which the Deed of Trust may be spread and consolidated.

2. **Nondisturbance**. Provided Tenant complies with this Agreement and is not in default under the terms of the Lease in the payment of rent or additional rent or in the performance of any of the terms and conditions on its part to be performed under the Lease, beyond any applicable notice and cure period, as of the date Mortgagee commences a foreclosure action by filing an order to docket in the Circuit Court of Howard County, or at any time thereafter, no default under the Deed of Trust, as modified, extended, increased, spread or consolidated, and no proceeding to foreclose the same will disturb Tenant's possession under the Lease and the Lease will not be affected or cut off thereby (except to the extent that Tenant's right to receive or set off any monies or obligations owed or to be performed by Mortgagee's predecessor(s) in title shall not be enforceable thereafter against Mortgagee or any subsequent owner of the Mortgaged Property) and notwithstanding any such foreclosure or other acquisition of the Mortgaged Property by Mortgagee, the Lease will be recognized as a direct lease from Mortgagee or any other party acquiring the Mortgaged Property upon the foreclosure sale on the same terms and conditions as set forth in the Lease, except that Mortgagee, or any subsequent owner of the Mortgaged Property shall not (i) be liable for any previous act or omission of Landlord under the Lease; (ii) be subject to any offset which shall theretofore have accrued to Tenant against Landlord; (iii) have any obligation with respect to any security deposited under the Lease unless such security has been physically delivered to Mortgagee or any such subsequent owner; or (iv) be bound by any previous modification of the Lease or by any previous prepayment of fixed rent for a period greater than one (1) month, unless such modification or prepayment shall have been expressly approved in writing by Mortgagee. In the event of any foreclosure proceeding under the Deed of Trust, Mortgagee shall, pursuant to the provisions of Section 7-105(f) of the Real Property Article of the Annotated Code of Maryland, cause its trustee(s) to advertise and sell the Mortgaged Property subject to the operation and effect of the Lease; provided, however, that Mortgagee shall have no obligation to do so if Tenant is then in default under the Lease after the expiration of any applicable notice and cure periods.

3. **Representations and Warranties of Tenant**. Tenant represents and warrants to Mortgagee and Landlord as follows:

(i) The term of the Lease has commenced and is presently in full force and effect and unmodified.

(ii) Tenant has accepted possession of the Demised Premises and any improvements required by the terms of the Lease have either been completed to the satisfaction of Tenant or provisions, satisfactory to Tenant, are contained in the Lease to assure the completion thereof.

(iii) No rent under the Lease (except for Estimated Operating Expenses (as defined in the Lease) paid in the ordinary course) has been paid more than one (1) month in advance of its due date.

(iv) Tenant, as of the date hereof, has no charge, lien or claim of offset under the Lease, or otherwise, against the rents or other charges due or to become due thereunder.

4. **No Setoff Rights**. If Mortgagee elects to accept from Landlord or its successor a deed in lieu of foreclosure, Tenant's right, if any, to receive or set off any monies or obligations owed or to be performed by Landlord shall not be enforceable thereafter against Mortgagee or any subsequent owner of the Mortgaged Property.

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5. **Affirmation of Tenant's Obligations**. Tenant will, if requested by Mortgagee, or any subsequent owner of the Mortgaged Property, execute a written agreement whereunder Tenant (i) attorns to, and agrees to recognize as landlord under the Lease, Mortgagee or any such subsequent owner; (ii) affirms Tenant's obligations under the Lease; and (iii) agrees to pay all rents and charges then due or to become due as they become due to Mortgagee or such subsequent owner, in accordance with the terms and conditions of the Lease.

6. **Notices**. Tenant shall send a copy of any notice or statement required to be sent to Landlord under the Lease to Mortgagee at the same time such notice or statement is sent to Landlord under the Lease. Tenant hereby agrees that, from and after the date hereof, in the event of any act or omission by Landlord under the Lease (other than any such act or omission which is not capable of being remedied by Landlord under the Lease within a reasonable period) which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction, Tenant will not exercise any such right: (i) until it has given written notice of such act or omission to Mortgagee by delivering such notice of such act or omission, by certified or registered mail, return receipt requested, or by a nationally recognized air courier which delivers by 10:30 a.m., local time of the recipient thereof and which provides written evidence of delivery thereof (such as, by way of illustration and not limitation, FedEx), addressed to Mortgagee, at Mortgagee's address as given herein (Attention: _______), or at the last address of Mortgagee, furnished to Tenant in writing; and (ii) until a reasonable period of time for remedying such act or omission following the giving of such notice and the time within which Mortgagee may be entitled pursuant to the Deed of Trust to remedy the same, shall have elapsed; provided, Mortgagee, at its option, shall, following its receipt of such notice, have elected to commence and continue to remedy such act or omission or to cause the same to be remedied.

7. **No Prepayment of Rent**. Tenant will neither offer nor make prepayment of rent (for a period in excess of one month) nor further change the terms, covenants, conditions and agreements of the Lease in any manner without the express consent in writing of Mortgagee.

8. **Lien of Deed of Trust Unaffected**. Nothing contained in this Agreement shall in any way impair or affect the lien created by the Deed of Trust, except as specifically set forth herein.

9. **Compliance with Lease**. Tenant acknowledges and agrees that this Agreement fully complies with, and satisfies in all respects, any condition or requirement in the Lease relating to the obtainment and granting of a non-disturbance agreement.

10. **Acknowledgment of Assignment of Rents**. Tenant acknowledges that it has notice that the Lease and the rent and all other sums due thereunder have been assigned to Mortgagee as part of the security for the note secured by the Deed of Trust. In the event that Mortgagee notifies Tenant of a default under the Deed of Trust and demands that Tenant pay to Mortgagee, Tenant's rent and all other sums due under the Lease, Tenant agrees that it will, and

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Landlord hereby authorizes and directs Tenant to, honor such demand and pay Tenant's rent and all other sums due under the Lease directly to Mortgagee.

11. **No Purchase Option**. Tenant represents and covenants that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase all or any portion of he Mortgaged Property, or any interest therein, and to the extent that Tenant has had, or hereafter acquires any such right or option, the same is hereby acknowledged to be subject and subordinate in all respects to the Deed of Trust and is hereby waived and released as against Mortgagee or any purchaser at a foreclosure sale.

12. **Limitation on Mortgagee's Liability**. Mortgagee shall have no obligation, nor incur any liability, with respect to any warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, Landlord's title, Landlord's authority, or the habitability and/or fitness of the Demised Premises for purpose or possession. Anything herein or in the Lease to the contrary notwithstanding, in the event that Mortgagee shall acquire title to the Demised Premises or the Mortgaged Property, Tenant agrees that Mortgagee shall have no obligation, nor incur any liability, beyond Mortgagee's then interest, if any, in the Mortgaged Property. Tenant further agrees to look exclusively to such interest of Mortgagee, if any, in the Demised Premises or the Mortgaged Property, for the payment and discharge of any obligations imposed upon Mortgagee hereunder or under the Lease, and Mortgagee is hereby released or relieved of any other obligations hereunder and under the Lease. Tenant also agrees that with respect to any money judgment which may be obtained or secured by Tenant against Mortgagee, Tenant shall look solely to the estate or interest owned by Mortgagee in the Demised Premises or the Mortgaged Property, or any portion thereof, or interest therein, and Tenant will not collect, nor attempt to collect, any such judgment out of any other assets of Mortgagee.

13. **Entire Agreement**. No modification, amendment, waiver or release of any provision of this Agreement or of any right, obligation, claim or cause of action arising hereunder shall be valid or binding, for any purpose whatsoever, unless in writing and duly executed by the party against whom the same is sought to be asserted. This Agreement contains and embodies the entire agreement of the parties hereto, and no representations, inducements, or agreements, oral or otherwise, not contained in this Agreement shall be of any force or effect. This Agreement may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by the parties hereto. In the event of any conflicts between the terms of this Agreement and the terms of the Lease, the terms of this Agreement shall control and take precedence.

14. **Further Assurance**. Tenant and Landlord shall execute, deliver, and record such further documents or instruments as may be necessary to carry out the intent of this Agreement.

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16. **Severability.** In the event any part of this Agreement is held to be unenforceable or invalid, for any reason, the balance of this Agreement shall not be affected and shall remain in full force and effect during the term of this Agreement.

17. **Successors and Assigns**. This Agreement shall inure to the benefit of the parties hereto, their successors and assigns; provided, however, that in the event of the assignment or transfer of the interest of Mortgagee, all obligations and liabilities of Mortgagee under this Agreement shall terminate, and thereupon all such obligations and liabilities shall be the responsibility of the party to whom Mortgagee's interest is assigned or transferred; and provided further the interest of Tenant under this Agreement may not be assigned or transferred.

18. **Headings**. The headings used in this Agreement are for convenience of reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Agreement.

19. **Governing Law.** This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Subordination, Attornment and Nondisturbance Agreement as of the date first aforesaid.

TENANT:

ATTEST/WITNESS:

MICROS SYSTEMS, INC.,
a Maryland corporation

____

By: ____________________ [SEAL]
Name:
Title:

MORTGAGEE:

ATTEST/WITNESS:

____

By: ____________________ [SEAL]
Name:
Title:

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ORIX COLUMBIA, INC., as landlord under the Lease and as mortgagor under the Deed of Trust, agrees for itself and its successors and assigns, that: (i) the Agreement does not (a) constitute a waiver by Mortgagee of any of its rights under the Deed of Trust, and/or (b) in any way release Landlord from its obligation to comply with the terms and conditions of the Deed of Trust; (ii) the provisions of the Deed of Trust remain in full force and effect and must be complied with by Landlord; and (iii) in the event that Mortgagee notifies Tenant of a default under the Deed of Trust and demands that Tenant pay to Mortgagee its rent and all other sums due under the Lease, such demand by Mortgagee on Tenant shall be sufficient warrant to Tenant to pay its rent and all other sums due under the Lease to Mortgagee without necessity for consent by Landlord or any further evidence of a default under the Deed of Trust and notwithstanding any claim by Landlord to the contrary, and Tenant can, and Landlord hereby irrevocably authorizes and directs Tenant to, pay its rent and all other sums due under the Lease directly to Mortgagee, as provided in this Agreement, until further notice by Mortgagee authorizing Tenant to resume rent payments to Landlord. Landlord, by its execution hereof, hereby expressly acknowledges and agrees that Tenant, in reliance upon Landlord's authorization and direction, as herein set forth, will not be deemed, nor declared, in default under the Lease, nor shall Landlord make or have any claim against Tenant for any amounts paid by Tenant to Mortgagee pursuant hereto.

<u>LANDLORD</u>:

ATTEST/WITNESS:

ORIX COLUMBIA, INC.,
an Illinois corporation

____

By: ____________________ [SEAL]
Name:
Title:

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)
) ss:
)

On this the __ day of ________, __, before me ______________, the undersigned officer, personally appeared ______________, who acknowledged himself/ herself to be the _________ of MICROS SYSTEMS, INC., a Maryland corporation, and that he/she, as such ___________, being authorized so to do, executed the foregoing Subordination, Attornment and Nondisturbance Agreement for the purposes therein contained by signing the name of the corporation by himself/herself as _________.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

[SEAL]

____
Notary Public

My commission expires:

)
) ss:
)

On this the __ day of ________, __, before me ______________, the undersigned officer, personally appeared ______________, who acknowledged himself/ herself to be the _________ of ___________, a ______ corporation, and that he/she, as such __________, being authorized so to do, executed the foregoing Subordination, Attornment and Nondisturbance Agreement for the purposes therein contained by signing the name of the corporation by himself/herself as _________.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

[SEAL]

____
Notary Public

My commission expires:

)
) ss:
)

On this the __ day of ________, __, before me ______________, the undersigned officer, personally appeared ______________, who acknowledged himself/ herself to be the _________ of ORIX COLUMBIA, INC., an Illinois corporation, and that he/she, as such ____________, being authorized so to do, executed the foregoing Subordination, Attornment and Nondisturbance Agreement for the purposes therein contained by signing the name of the corporation by

E-7

himself/herself as ________.

IN WITNESS WHEREOF, I have hereunto set my hand and official seal.

[SEAL]

____
Notary Public

My commission expires:

E-8

STANDARD METHOD OF MEASUREMENT©

A Formula for Calculating Rentable Office & Retail Space

GREATER
WASHINGTON
COMMERCIAL
ASSOCIATION
OF REALTORS®

Adopted by:

The Greater Washington Commercial Association of REALTORS®
June 13, 1995

ACKNOWLEDGEMENTS

Special thanks go to Marc Berman, Interplan, Inc. who coordinated production of the final document and Suzanne Mintz, Greenwell Goetz Architects, P.C. who provided the Exhibits. The publication of the **GWCAR Standard Method of Measurement** would not have been possible except for the hundreds of hours of time these individuals contributed to its writing and editing.

Thanks also to the following leasing, development and design professionals who made up the Standard Method Review Committee, and made their expertise a part of this standard: Drew Genova, Jones Lang Wooton (Chairman); Steven Akridge, the John Akridge Company; Fernando Barrueta, Barrueta and Associates; Carol Griffith, Mulligan and Griffin; Brian Ball, Larson Ball and Gould; Joel Cannon, Leggatt McCall/Grubb & Ellis; Charles Pilchard, The Oliver Carr Company; H. Thomas McDuffie, Jr., Clark, Tribble, Harris & Li; and Paul Meussig, the Abacus Group.

PREFACE

The Greater Washington Commercial Association of REALTORS®, Inc. (GWCAR) method of measurement is a voluntary standard as defined herein. Any variance from this method excludes it from being considered, promoted, or reported as being in compliance with the **GWCAR Standard Method of Measurement.**

Any modification of the GWCAR method of measurement must be expressly detailed and specifically identified to explain any and all differences from the basic standard.

Unless otherwise stated and specifically agreed to, the GWCAR method of measurement assumes that calculations are derived from building plans prepared by the base building architect and engineers.

This method of measurement is based on the deductive process and therefore differs from the previous additive approach.

TABLE OF CONTENTS

Measurement Variance 1

Definitions of GWCAR Rentable Area Calculations - Office 2

Definitions of GWCAR Rentable Area Calculations - Retail 10

Sample Rentable Area Calculation

Exhibits:

1 Typical Single Tenant Floor
2 Typical Multi-Tenant Floor
3 Building Common Pro Rate
4 Building Core Plan
5 Calculating Dominant Portion - Ribbon Windows >50%
6 Calculating Dominant Portion - Punched Windows >50%
7 Calculating Dominant Portion - Ribbon Windows <50%
8 Calculating Dominant Portion - Sloped Windows >5' Aff.
9 Calculating Dominant Portion - Sloped Windows <5' Aff.
#10 Calculating Dominant Portion - Sloped Windows at Floor

MEASUREMENT VARIANCE

The GWCAR recognizes that measurement of office/retail space from building plans may vary from actual field measurements. Consistent with local zoning codes, it is not uncommon to have a variance or difference of up to two percent (2%) between the square footage calculated from the building plans and the square footage compiled from actual field verification.

If the field measurement differs by more than two percent (2%) from the measurement made from the building plans, then it does not comply with the recognized variance specified within the **GWCAR Standard Method of Measurement**. When this occurs, GWCAR recommends that the measurements for the space be recalculated. In the event of a continued dispute or disagreement over the calculations, GWCAR recommends that a qualified, unbiased, professional third party be consulted to assist in resolving the discrepancy(ies).

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<u>Definitions of GWCAR Rentable Area Calculations - Office</u>

I. <u>Inside Gross</u>: The total inside area of a building as measured from the inside dominant portion of the outer building wall to the inside dominant portion of the opposite outer building wall.

A. <u>Dominant Portion</u>: That portion of the inside finished surface of the permanent outer building wall which is fifty percent (50%) or more of the area bounded by:

1. the finished ceiling measured from the height of the major area of the ceiling;
2. the finished slab; and,
3. the finished adjacent permanent outer building walls.

If there is no dominant portion, the measurement for the area shall be to the inside finished surface of the permanent outer building wall where it meets the floor slab. The dominant portion shall be measured for each face on each floor and not averaged for a floor or for the entire building.

B. **Finished Surface**: A wall (including glass), ceiling or floor surface as prepared for tenant use. Excluded are the thickness of any special surfacing material such as paneling, furring strips, wall coverings, and floor covering.

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II. **<u>Floor by Floor Rentable</u>**: The rentable area of individual building floors is calculated by taking the Inside Gross floor area (Chart, Column A) and subtracting the Floor By Floor Exclusions (Chart, Column B).

III. **<u>Floor by Floor Exclusions</u>**: The following interior building areas shall be considered as non-rentable floor space and are to be excluded from consideration in calculating the rentable square footage on all tenant floors, unless otherwise noted herein:

A. All major vertical building penetrations and their enclosing walls whether they are in common with any floor service areas, including, but not limited to: stairs, stair landings, dumbwaiters, flues, pipe shafts, and vertical ducts in excess of 64 square inches. However, stairs, dumbwaiters, and/or private elevators constructed to be used exclusively by a single tenant shall be included as part of the tenant's useable area.

B. The portion of the main floor lobby area occupied by retail tenant(s), building mechanical areas located in basements and/or penthouses, main building electrical room(s), balconies or terraces exposed to outside air, loading docks, platforms and ramps, mailrooms, parking areas and ramps, elevator machine rooms and/or elevator pits, trashrooms, building engineer's office(s), fire equipment rooms, service and/or fire exit corridors serving more than one floor, and, all other areas substantially serving the entire building.

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C. Any space contiguous to an outer building wall whose dominant portion is glass having a clear finished height of less then five feet, zero inches (5'0").

D. Main building lobbies shall be excluded from the floor(s) on which they enter. These lobbies, known as Building Common Rentable Areas, shall be prorated to all occupiable floors of the building that they serve. These are the only areas of a building that can be added to the rentable area of a floor. However, the Rentable Area of any floor may include the floor area of any fully enclosed atrium which is not part of any lobby. Rentable Area may also include balconies within any fully enclosed atrium provided these areas are used exclusively by that particular floor's tenant(s).

The proration of the Building Common Rentable Area (see Chart, Columns J, K, & L) applies only to tenants who have access to the building lobby. The total Floor By Floor Rentable Area (Chart, Column C) must be adjusted for this calculation by deducting the amount of the tenant space on the first floor that does not have access to the first floor lobby.

Lobby: For the purpose of calculating square footage for proration among office tenants, a building lobby is defined as an entry-level closed interior space through which tenants must pass to reach the elevator bank. It is a public space that is for the principal use of all

4

tenants in the building served by that lobby. It shall include vestibules and secordary entrances, as long as they are conditioned spaces and are constructed with the same quality and finish as the main portion of the building lobby, but it shall not include service areas such as, but not limited to: mailrooms, trashrooms, service corridors, loading platforms, loading docks, and/or corridors used solely as exits.

IV. <u>Useable Area</u>: The Useable Area of an office shall be the area measured from the Finished Surface of the corridor side of the corridor partition and other permanent walls, to the center of partitions that separate the office from adjoining useable areas, or the outside finished surface of a corridor wall or other rentable common area walls such as a mechanical room, and to the inside finished surface of the Dominant Portion of the permanent outer building walls.

NOTE: The useable area within all buildings is affected by local jurisdictional codes. Officials review buildings under a form of the Building Officials Code Administration (BOCA). Under existing codes in all local jurisdictions, the minimum allowable clear ceiling height for useable office space is seven feet, six inches (7'6"). Buildings reviewed under the old DC building codes (DCMR 12) may have six feet, eight inches (6'8") as the minimum allowable clear ceiling height for useable office space.

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To accommodate compliance with these codes, the **GWCAR Standard Method of Measurement** calls for any rentable areas with a ceiling height under seven feet, six inches (7'6") to be identified in the original building calculations and excluded from the calculation of useable area.

V. Floor Service Areas: Includes service areas exclusively serving a floor such as restrooms, janitorial rooms, telephone closets, electrical closets, and mechanical rooms (and all their enclosing walls) and any other areas having a clear finished ceiling height of less than seven feet, six inches (7'6").

VI. Single Tenant Useable: The useable area of a single tenant floor is obtained by subtracting the Floor Service Areas (Chart, Column D) from the Floor By Floor Rentable Area (Chart, Column C).

VII. Single Tenant Floor Factor: The number derived by dividing the Floor By Floor Rentable Area (Chart, Column C) by the Single Tenant Usable Area (Chart, Column E). This number is the factor by which usable square footage on a single tenant floor (Chart, Column E), is multiplied to calculate the rentable area of a single floor (Chart, Column C), which does not include space prorated from the mail building lobby.

VIII. Multi-Tenant Lobbies & Public Corridors: The individual floor elevator lobbies and minimum public corridors required to divide a floor for multi-tenant use.

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IX. Multi-Tenant Useable: The useable area of a divided floor obtained by subtracting the Multi-Tenant Lobbies & Public Corridors (Chart, Column G) from the Single Tenant Useable Area (Chart, Column E).

X. Minimum Multi-Tenant Floor Factor: The number derived by dividing the Floor By Floor Rentable Area (Chart, Column C) by the Multi-Tenant Useable Area (Chart, Column H). The number is the minimum factor by which useable square footage on a multi-tenant floor (Chart, Column H) is multiplied to calculate the rentable area of any portion of a multi-tenant floor (Chart, Column C), which does not include space prorated from the main building lobby.

Note 1: The Multi-Tenant Core Factor on a divided floor includes the minimum corridors to provide access to all tenants on that floor to the public lavatories and the floor fire exit stairs. These corridors may be extended to accommodate further division of the floor for a greater number of tenants. Although the Multi-Tenant Core Factor may increase for new tenants, the rentable area for the full floor will not change. Once the Multi-Tenant Factor has been established for a tenant or tenants, that factor cannot be changed retroactively for any prior tenant because of corridor extensions to accommodate new tenants.

Note 2: The creation of an alcove in any tenant's suite entrance to meet local jurisdictional code requirements, is considered useable space and not calculated as part of the public corridor.

7

Note 3: In cases where an additional corridor extension is created for a tenant(s), whether or not to meet local jurisdictional code requirements, the entire space required for the corridor shall be charged as rentable area to the tenant(s) served.

XI. <u>Building Common Rentable Area</u>: The main building lobby(ies). (See III, D).

XII. <u>Building Common Factor</u>: The number determined by dividing the total Building Common Rentable Area (Chart, Column J) by the total of the Floor by Floor Rentable Area (Chart, Column C). This number is the factor used to determine the amount of square footage of the lobby(ies) (Chart, Column J) apportioned to each floor.

XIII. <u>Proration of Building Common Area by Floor</u>: The proportionate share of the main lobby(ies) allocated to each floor determined by multiplying the Building Common Factor (Chart, Column K) by the Floor by Floor Rentable Area (Chart, Column C).

XIV. <u>Total Rentable Area</u>: The total Floor by Floor Rentable Area (Chart, Column C) plus the prorated share of the Building Common Area (Chart, Column L). In the sample Rental Area Calculation Chart, Column "M" represents the Rentable Area as calculated by the **GWCAR Standard Method of Measurement.**

8

XV. Single Tenant Floor Core Factor: This is the number derived by dividing the Total Rentable Area (Chart, Column M) by the Single Tenant Useable Area (Chart, Column E) minus one (1). This number can be expressed as a percentage by multiplying the result by one hundred (100).

XVI. Multi-Tenant Floor Core Factor: This is the number derived by dividing the Total Rentable Area (Chart, Column M) by the Multi-Tenant Useable Area (Chart, Column M) by the Multi-Tenant Useable Area (Chart, Column H) minus one (1). This number can be expressed as a percentage by multiplying the result by one hundred (100).

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<u>GWCAR Rentable Area Calculations - Retail</u>

<u>Retail Area</u>: The number of square feet in a Retail Area shall be computed by measuring from the inner surface of the Dominant Portion of the storefront in the case of street frontages, and from the inner surface of other outer building walls and from the outer surface of the corridor wall and midline of other permanent partitions that separate the premises from adjoining rentable areas.

Additionally, in specific cases and only where specifically invoked, it may be appropriate for tenant's rentable square footage to include a specific area or percentage thereof, in immediate proximity to, but outside, the actual Retail Area. These cases shall be restricted to those in which the area outside of the Store Area provides a specific benefit to the tenant in the conduct of his business.

> **Example 1**: Floor space immediately contiguous to the Retail Area which provides access to a service window(s) of the store.
>
> **Example 2**: A public area in proximity to the store area and maintained by a landlord or tenant for the purpose of providing a seating area for a carry-out food service(s).

If a portion of the Main Lobby is charged to a retail tenant, as a result of this section, that portion may not then be allocated again to any other office or retail tenant(s).

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GREATER WASHINGTON COMMERCIAL ASSOCIATION OF REALTORS, INC.

SAMPLE

RENTABLE AREA CALCULATION

	A	B	C	D	E	F	G	H	I	J	K	L	M **	N	O
Floors	Inside Gross (A)	Floor By Floor Exclusions (B)	Floor By Floor Rentable (A)-(B)	Floor Service (D)	Single Tenant Useable (C) - (D)	Single Tenant Floor Factor (C/E)	Multi-Tenant Lobbies & Public Corridors (G)	Multi-Tenant Useable (E) - (G)	Minimum Multi-Tenant Floor Factor (C/H)	Building Common Rentable Area (J)	Building Common Factor (JT/CT) *	Proration of Building Common (C x K)	Total Rentable Area (C+L)	Single Tenant Floor Core Factor (M/E - 1)	Multi-Tenant Floor Core Factor (M/H-1)
1.00	22,108.22	3,660.58	18,447.64	938.49	17,509.15	1.0536	714.62	16,794.53	1.0984	2,782.22	0.0118	217.97	18,665.61	0.0660	0.1114
2.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
3.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
4.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
5.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
6.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
7.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
8.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
9.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
10.00	24,824.14	898.34	23,925.80	1,758.55	22,167.25	1.0793	2,018.55	20,148.70	1.1875		0.0118	282.69	24,208.49	0.0921	0.2015
Total:	245,525.48	11,745.64	233,779.84	16,765.44	217,014.40		18,881.57	198,132.83		2,782.22		2,782.22	236,542.06		

* JT/CT represents the totals of columns J and C.

** Column M represents the rentable area as calculated by the GWCAR method of measurement.

STAIR 1
WOMEN
MEN
TELE
LOBBY
ELEC
STAIR 2

TENANT USEABLE AREA | FLOOR COMMON SERVICE | BUILDING COMMON SERVICE

NONRENTABLE SERVICE | RENTABLE SERVICE

EXHIBIT 1

TYPICAL SINGLE TENANT FLOOR

TENANT A
TENANT B
TENANT D
TENANT C
STAIR 1
WOMEN
MEN
TELE
LOBBY
STAIR 2
ELEC
MECH

TENANT USEABLE AREA | FLOOR COMMON SERVICE | BUILDING COMMON SERVICE
NONRENTABLE SERVICE | RENTABLE SERVICE

EXHIBIT 2

TYPICAL MULTI TENANT FLOOR

STAIR 1
WOMEN
MEN
TELE
ELEC
STAIR 2
TENANT USEABLE AREA
FLOOR COMMON SERVICE
BUILDING COMMON SERVICE
NONRENTABLE SERVICE
RENTABLE SERVICE

EXHIBIT 3

BUILDING COMMON PRO RATE

STAIR 1
UP
DN
WOMEN
MEN
TELE
ELEV No. 1
ELEV No. 2
LOBBY
ELEV No. 3
ELEV No. 4
ELEV No. 5
ELEV No. 6
TENANT USEABLE AREA
FLOOR COMMON SERVICE
BUILDING COMMON SERVICE
NONRENTABLE SERVICE
RENTABLE SERVICE

EXHIBIT 4

BUILDING CORE PLAN

Finished Ceiling
Dominant Portion
Tenant
Corridor
5'-0"
3'-0"

EXHIBIT 5

"CALCULATING THE DOMINANT PORTION"
(RIBBON WINDOWS > 50% OF WALL)

Finished Ceiling
1'-6"
3'-6"
4'-6"
Corridor
Dominant Portion
Tenant

EXHIBIT 6

"CALCULATING THE DOMINANT PORTION"
(PUNCHED WINDOWS > 50% OF WALL)

2'-0"
4'-0"
3'-0"
Finished Ceiling
Corridor
Dominant Portion
Tenant

EXHIBIT 7

"CALCULATING THE DOMINANT PORTION"
(RIBBON WINDOW <50% OF WALL)

2'-0"
4'-0"
5'-0"
Finished Ceiling
Corridor
Tenant
Dominant Portion

EXHIBIT 8

"CALCULATING THE DOMINANT PORTION"
(SLOPED WINDOW STARTING 5'-0" AFF.)

Tenant
(outward sloping glass)
Finished Ceiling
4'-0"
3'-0"
5'-0"
min.
Corridor
Tenant
Dominant Portion

EXHIBIT 9

"CALCULATING THE DOMINANT PORTION"
(SLOPING WINDOWS STARTING < 5'-0" A.F.F.)

Tenant
(outward sloping glass)
Finished Ceiling
5'-0"
min.
Tenant
Corridor
Dominant Portion

EXHIBIT 10

"CALCULATING THE DOMINANT PORTION"
(SLOPED WINDOW STARTING AT FLOOR.)

FIRST AMENDMENT TO LEASE AGREEMENT

THIS FIRST AMENDMENT TO LEASE AGREEMENT (the “First Amendment”) is made as of the 27th day of October, 1999, by and between ORIX COLUMBIA, INC, an Illinois corporation (“Landlord”), and MICROS SYSTEMS, INC., a Maryland corporation (“Tenant”).

RECITALS

A.  Landlord and Tenant entered into that certain Lease Agreement (the “Original Lease”) dated as of August 17, 1999, for approximately 200,000 square feet of space on the second, third, fourth, and fifth floors of an office building to be constructed for Tenant's headquarters on certain land (the “Land”) described in the Original Lease in an office park development known as “Columbia Gateway” in Columbia, Maryland.

B.  The Building and the interior improvements to Tenant's premises are being constructed in accordance with the Construction Agreement dated as of even date with the Original Lease between Landlord and Tenant, as amended by the First Amendment to Construction Agreement dated as of even date herewith.  (Said Construction Agreement as amended is hereinafter referred to as the “Construction Agreement”.)

C.  Pursuant to Section 1(b) of the Original Lease, Tenant has the right to lease all or a portion of the remaining space in the Building (the “Expansion Space”), and Tenant has notified Landlord that Tenant desires to lease all of the remaining space in the Building, which consists of approximately 50,000 square feet on the first floor of the Building.

NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.  Recitals.  The foregoing recitals are correct and complete and are hereby incorporated into this First Amendment by this reference.

2.  Defined Terms.  Any capitalized terms not defined in this First Amendment shall have the meanings ascribed thereto in the Original Lease.  From and after the date hereof, the term “Lease” as used in the Original Lease shall mean the Original Lease as amended by this First Amendment.  From and after the date hereof, the term “Construction Agreement” as used in the Original Lease shall mean the Construction Agreement as amended by the First Amendment to Construction Agreement dated as of even date herewith.

3.  Amendments to Lease.

(a)  Section 1(a) of the Original Lease is deleted in its entirety, and in lieu thereof, the following is substituted:

1(a).  Landlord does hereby lease and demise unto Tenant, and Tenant does hereby lease from Landlord, approximately 250,000 rentable square feet of space (the “Demised Premises”) on the entire first, second, third, fourth and fifth floors of the two towers of the Building.  The lease of the Demised Premises includes the right, together with other tenants of the Building and members of the public, to use the common public areas of the Building, but includes no other rights not specifically set forth herein.  Upon Substantial Completion of the Demised Premises, the Demised Premises shall be measured in accordance with the GWCAR Standard (as hereinafter defined) and shall be outlined in red on Exhibit B to be attached hereto.  The actual amount of rentable square feet comprising the Demised Premises shall be confirmed in the Declaration (the “Declaration”) attached hereto as Exhibit I-C, executed by Landlord and Tenant.  Any references in this Lease to a dollar amount per square foot of rentable floor area of the Demised Premises shall mean such dollar amount multiplied by the number of square feet of rentable floor area.

(b)  Section 1(b) of the Original Lease, which provides Tenant the option to lease the Expansion Space, is hereby deleted in its entirety.

(c)  The vesting of Tenant's leasehold estate under the Original Lease was contingent upon the consummation of the sale of the Land to Landlord.  Landlord has consummated the purchase of the Land and the Building Two Land; therefore, Section 1(c) of the Original Lease is hereby deleted in its entirety.  In addition, Exhibit A attached to the Original Lease is also deleted in its entirety and in lieu thereof, Exhibit I-A attached hereto and made a part hereof is substituted therefor.

(d)  The address for copies of notices to Landlord in Section 36(b) of the Original Lease has been changed.  Therefore, “Suite 550” is deleted, and “Suite 260” is substituted therefor.

(e)  Since Tenant has leased the entire Expansion Space, Article 49 of the Original Lease, which gives Tenant the right to expand into the Expansion Space in the future, and Article 50 of the Original Lease, which gives Tenant the right of first offer on the Expansion Space, are deleted in their entirety.

(f)  Exhibit C attached to the Original Lease is deleted in its entirety, and in lieu thereof, Exhibit I-C attached hereto and made a part hereof shall be substituted.

2

4.  Counterparts.  This First Amendment may be executed in counterparts with the same force and effect as if all signatures were set forth in a single document.

5.  Entire Agreement.  This First Amendment contains and embodies the entire agreement of the parties hereto, and no representations, inducements, or agreements, oral or otherwise, not contained in this First Amendment shall be of any force or effect.  This First Amendment may not be modified or changed in whole or in part in any manner other than by an instrument in writing duly signed by the parties hereto.  Except as modified by this First Amendment, the terms and provisions of the Original Lease, which are incorporated herein by this reference, are hereby reaffirmed and shall be binding upon the parties hereto.  In the event of any inconsistencies between the provisions of the Original Lease and of this First Amendment, the provisions of this First Amendment shall control.

6.  Governing Law.  This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Lease Agreement as of the date first above written.

WITNESS OR ATTEST:	LANDLORD:

ORIX COLUMBIA, INC.,
an Illinois corporation

	By:	[SEAL]
Name:
Title:

WITNESS OR ATTEST:	TENANT:

MICROS SYSTEMS, INC.,
a Maryland corporation

	By:	[SEAL]
Name:
Title:

3

EXHIBIT I-A

PROPERTY DESCRIPTION

(the “Land”)

All that lot or parcel of ground situate in the Sixth Election District of Howard County, in the State of Maryland, and described as follows:

Being known and designated as Parcel T-2, as shown on the Plat entitled, “Columbia Gateway, Parcels ‘T-1’ through ‘T-5’, a Resubdivision of Columbia Gateway, Parcel ‘T’, as shown on Plat No. 7542, Sheet 3 of 4” which Plat is recorded among the Land Records of Howard County, Maryland, as Plat No. 13463.

BEING part of the land which was acquired by HRD Holdings, Inc. from The Howard Research And Development Corporation by deed dated November 14, 1997, and recorded among the Land Records of Howard County, Maryland, in Liber 4118, folio 16, HRD Holdings, Inc. having thereafter changed its name to The Howard Research And Development Corporation by Articles of Amendment filed January 5, 1998.

(the “Building Two Land”)

All that lot or parcel of ground situate in the Sixth Election District of Howard County, in the State of Maryland, and described as follows:

Being known and designated as Parcel T-1, as shown on the Plat entitled, “Columbia Gateway, Parcels ‘T-1’ through ‘T-5’, a Resubdivision of Columbia Gateway, Parcel ‘T’, as shown on Plat No. 7542, Sheet 3 of 4” which Plat is recorded among the Land Records of Howard County, Maryland, as Plat No. 13463.

BEING part of the land which was acquired by HRD Holdings, Inc. from The Howard Research And Development Corporation by deed dated November 14, 1997, and recorded among the Land Records of Howard County, Maryland, in Liber 4118, folio 16, HRD Holdings, Inc. having thereafter changed its name to The Howard Research And Development Corporation by Articles of Amendment filed January 5, 1998.

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EXHIBIT I-C

DECLARATION

THIS DECLARATION is made as of the 9 day of March, 2001, by and between ORIX COLUMBIA, INC., an Illinois corporation (“Landlord”), and MICROS SYSTEMS, INC., a Maryland corporation (“Tenant”).

Recitals

A.  Pursuant to the terms of the Construction Agreement dated as of August 17, 1998, as amended by the First Amendment to Construction Agreement dated as of Oct. 27, 1999, Landlord agreed to construct for Tenant a five-story office building (the “Building”) as Tenant's corporate headquarters in an office park development known as “Columbia Gateway” in Columbia, Maryland.  (Said Construction Agreement as amended is hereinafter referred to as the “Construction Agreement”.)

B.  Pursuant to the terms of the Lease Agreement (the “Original Lease”) dated as of even date with the Construction Agreement, as amended by the First Amendment to Lease Agreement (the “First Amendment”) dated as of Oct. 27, 1999 (the Original Lease as amended by the First Amendment being hereinafter referred to as the “Lease”), Tenant agreed to lease approximately 250,000 rentable square feet of space (the “Demised Premises”) on the entire first, second, third, fourth and fifth floors of the two towers of the Building.

C.  Under the terms of the Lease, after Substantial Completion (as defined in the Construction Agreement) of the Demised Premises, Landlord and Tenant agreed to confirm, among other things, the actual amount rentable area of the space leased, the Rent Commencement Date, and other economic terms which can only be determined upon Substantial Completion of the Demised Premises.

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Lease and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.  Recitals.  The foregoing recitals are a material part of this Agreement and are incorporated herein by this reference.

2.  Terms of Declaration Prevail.  The Lease is incorporated herein by this reference.  In the event of any inconsistencies between the terms of this Declaration and the Lease, the terms of this Declaration shall control and take precedence.

3.  Defined Terms.  Unless otherwise provided herein, all capitalized terms used in this Declaration shall have the meanings ascribed thereto in the Lease.

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4.  Measurement of Demised Premises.  Landlord and Tenant have determined that the Demised Premises comprise 247,624 rentable square feet of area in accordance with the GWCAR Standard.  Therefore, Article 1 of the Lease is deleted in its entirety, and in lieu thereof the following is substituted:

1.  Landlord does hereby lease and demise unto Tenant, and Tenant does hereby lease from Landlord, 247,624 rentable square feet of space (the “Demised Premises”) on the entire first, second, third, fourth and fifth floors of the two towers of the Building.  The Demised Premises are outlined in red on Exhibit B attached hereto.  The lease of the Demised Premises includes the right, together with other tenants of the Building and members of the public, to use the common public areas of the Building, but includes no other rights not specifically set forth herein.  Any references in this Lease to a dollar amount per square foot of rentable floor area of the Demised Premises shall mean such dollar amount multiplied by the number of square feet of rentable floor area.

5.  Rent Commencement Date.  Landlord and Tenant have agreed that the Rent Commencement Date is March 10, 2000.  Therefore, the first two sentences of Section 2(a) of the Lease are deleted in their entirety, and in lieu thereof the following is substituted:

Subject to the terms and conditions set forth herein, the term (“Term”) of this Lease shall commence on March 10, 2000 (the “Rent Commencement Date”), and shall expire at 11:59 p.m. on March 9, 2010, unless sooner terminated or extended in accordance with the provisions hereof.

6.  Base Rent.  Pursuant to the terms of the Construction Agreement, Landlord and Tenant have determined the Base Rent.  Therefore, the first two sentences of Section 3(a) of the Lease are deleted in their entirety, and in lieu thereof, the following is substituted:

During the Term hereof, commencing on the Rent Commencement Date, Tenant covenants to pay to Landlord monthly, without prior notice or demand therefor, and without any deductions or setoffs whatsoever, a minimum monthly rent (the “Monthly Base Rent”) of one twelfth (1/12th) of the Base Rent times the number of rentable square feet of the Demised Premises as follows:

Lease Years One through Three:	$13.66
Lease Years Four through Six:	$14.71
Lease Years Seven through Nine:	$15.84
Lease Year Ten:	$17.06.

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7.  Pro Rata Share.  Based on the GWCAR Standard, Landlord and Tenant have determined that the total rentable floor area of the Building is 247,624 square feet.  Therefore the first two sentences of subsection (iv) of Section 4(b) of the Lease are deleted in their entirety, and in lieu thereof, the following is substituted:

“Pro Rata Share” shall initially be one hundred percent (100%) (the ratio of Tenant's rentable floor area divided by 247,624, the total of all rentable floor area of the Building).

8.  Estoppel.  Tenant represents and warrants to Landlord as follows:

(a)  The improvements and space required to be furnished to Tenant under the terms of the Lease and all other matters required to be furnished or performed by Landlord have been completed in all respects in accordance with the terms of the Lease and the Construction Agreement.  Tenant acknowledges that Tenant has had an opportunity to inspect the Demised Premises and accepts the Demised Premises except for the punch list items detailed in Schedule A attached hereto, which shall be completed as provided in said Schedule A.

(b)  Except for the punch list items in Schedule A, all duties of Landlord of an inducement nature have been fulfilled and all other obligations required to be performed or observed by Landlord have been duly and fully performed or observed by Landlord.

(c)  Landlord has not waived the performance or observance by Tenant of any of the terms, covenants, or conditions to be performed or observed by Tenant under the Lease.  Landlord has made no representations or commitments, oral or written, or undertaken any obligations other than as may be expressly set forth in the Lease.

(d)  Except as amended by this Declaration, the Lease continues in full force and effect in accordance with its terms and is enforceable against Landlord and Tenant in accordance with its terms.  No claim, set-off or defense exists for the benefit of Tenant against Landlord in connection with the Lease, and to the extent any claims, set-offs or defenses exist, they are hereby waived and relinquished in their entirety.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Declaration as of the date first above written.

WITNESS OR ATTEST:		LANDLORD:

ORIX COLUMBIA, INC.,
an Illinois corporation

	By:		[SEAL]
Name:
Title:

WITNESS OR ATTEST:		TENANT:

MICROS SYSTEMS, INC.,
a Maryland corporation

/s/ Kimbery A. Makin	By:	/s/ Gary C. Kaufman	[SEAL]
Kimbery A. Makin		Name: Gary C. Kaufman
Executive Assistant		Title: EVP/CFO

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SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (the “Second Amendment”) is made as of the 26th day of December, 2001, by and between ORIX COLUMBIA, INC, an Illinois corporation (“Landlord"), and MICROS SYSTEMS, INC., a Maryland corporation (“Tenant”).

RECITALS

A.  Landlord and Tenant entered into that certain Lease Agreement dated as of August 17, 1998 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement (the "First Amendment") dated as of October 27, 1999, and the certain Declaration (the "Declaration") dated March 9, 2001, for approximately 247,624 square feet of space (the "Demised Premises") comprising all of the rentable area in a five-story office building (the "Building") constructed for Tenant's headquarters on certain land (the “Land”) described in Exhibit I-A of the First Amendment in an office park development known as “Columbia Gateway” in Columbia, Maryland.  The Lease Agreement as amended by the First Amendment, and the Declaration is hereinafter referred to as the "Lease."

B.  Tenant has certain option and expansion rights with respect to certain space in a possible future office building (“Building Two”) on the Building Two Land (as defined in Exhibit 1-A of the First Amendment).

C.  Landlord and Tenant desire to amend the Lease to modify Tenant’s option and expansion rights with respect to Building Two.

D.  All capitalized terms herein shall have the meaning ascribed thereto in the Lease unless otherwise specifically defined herein.

NOW, THEREFORE, FOR AND IN CONSIDERTATION of the entry into this Second Amendment by the parties hereto, and for the good other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.  Recitals.  The foregoing recitals are in all respects true and correct and are incorporated herein by reference in their entirety.

2.  Article 51.  Effective as of the date hereinabove first written, Article 51 of the Original Lease shall be deleted in its entirety and the following shall be substituted therefore:

“Article 51

EXTENSION OPTION

If ORIX Columbia Maryland, Inc. an Illinois corporation (“Building Two Owner”), and Tenant (or any successor-in-interest under Parcel T-1 Agreement (as defined herein) which would qualify as a Permitted Transferee under this Lease), as contemplated by that certain Agreement Regarding Development of Parcel T-1 dated as even date herewith (“Parcel T-1 Agreement”), enter into both (i) a binding construction agreement for the construction of Building Two (the “Building Two Construction Agreement”),and (ii) a binding lease agreement (the “Building Two Lease”) for the lease of not less than fifty thousand (50,000) contiguous square feet of rentable area in Building Two (the “Building Two Space”) for a term, commencing upon delivery of the Building Two Space, of not less than 10 years, then, in such event, and provided that Tenant (or a Permitted Transferee) is the tenant under this Lease as of the effective date of the Building Two Construction Agreement and the Building Two Lease (but not otherwise), this Lease shall be amended to extend the initial ten (10)-year term to a date which is ten (10) years from the date of delivery of the Building Two Space.  The Base Rent payable for the Demised Premises in the Building for the Lease Years beyond the original ten (10)-year Term shall continue to be escalated at the rate of seven and 69/100 percent (7.69%) every three years.”

It is the intention and agreement of the parties that the automatic extension of the Term of the Lease provided for in Article 51 of the Original Lease (as amended above in this Paragraph 2 of this Second Amendment) shall only occur if the entry by Tenant and Building  Two Owner into Building Two Construction Agreement and the Building Two Lease is initiated, negotiated and consummated in strict accordance with all of the specific deadlines, terms and conditions which govern the right of Tenant to exercise its option to expand into Building Two Expansion Space (as such term was defined in Section 51(a)(1) of the Original Lease) under Article 51 of the Original Lease, but not otherwise.

3.  Article 52.  Effective as of the date hereinabove first written, Article 52 of the Original Lease shall be deleted in its entirety and the following shall be substituted therefore:

“Article 52

RIGHT OF FIRST OFFER FOR AVAILABLE SPACE

52(a).  If Tenant (or any successor-in-interest under Parcel T-1 Agreement which would qualify as a Permitted Transferee under this Lease), as contemplated by the Parcel T-1 Agreement, enter into both (i) the Building Two Construction Agreement and (ii) the Building Two Lease for the Building Two Space, then, in such event, and provided that Tenant (or a Permitted Transferee) is the tenant under this Lease as of the effective date of the Building Two Construction Agreement and the Building Two Lease (but not otherwise), Tenant shall have a right of first offer in accordance with the terms of this Article for any remaining space in the Building that becomes available after the initial leasing thereof.  As used herein, the term “Available Space” shall mean any space in the Building for which the current lease expires or is otherwise terminated.  Available Space shall not include space which is (i) assigned or subleased by the current tenant of the space; (ii) re-leased by the current tenant of the space by renewal, extension, or renegotiation; (iii) subject to a specific expansion right, right of first refusal, or right of first offer of another tenant in the Building unless and until such tenant shall have failed to timely exercise its option.

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52(b).  At lease ten (10) months before any Available Space will be vacant (or earlier if a lease thereof is terminated before the expiration of its term), Landlord shall notify Tenant in writing of the amount of Available Space and the financial terms upon which it is being offered to prospective tenants.  Tenant shall have fifteen (15) days after its receipt of such notification to inform Landlord that it will lease the Available Space upon the terms offered by the Landlord.  If within such fifteen (15)-day period, Tenant fails to so inform Landlord or to inform Landlord that it does not intend to lease such space, then Tenant’s right to lease the Available Space shall expire, and Landlord shall be free to lease such space to any third party upon terms no more favorable than those offered to Tenant.  If Tenant accepts Landlord’s offer, Tenant must lease all of the Available Space offered.

52(c).  If within one hundred eighty (180) days after Landlord first notified Tenant of any Available Space, such Available Space remains unleased, Landlord shall again inform Tenant that the Available Space still exists and the financial terms upon which it is then being offered to prospective tenants.  Tenant shall have shall have fifteen (15) days after its receipt of such notification to inform Landlord that it will lease the Available Space upon the terms offered by the Landlord.  If Tenant fails to so inform Landlord or to inform Landlord that it does not intend to lease such space, then Tenant’s right to lease the Available Space shall expire, and Landlord shall be free to lease such space to any third party upon terms no more favorable than those offered to Tenant.  Tenant’s right of first offer under this Article shall be reinstated every one hundred eighty (180) days until the Available Space is leased.

52(d).  The term of the lease for the Available Space shall commence on the date that Landlord delivers the Available Space to Tenant for occupancy (the “Available Space Commencement Date”) and shall expire upon expiration of the Term unless Landlord and Tenant agree otherwise; however, if the previous tenant or occupant of all or any portion of the Available Space holds over or otherwise refuses to surrender or vacate such space on or before the date such space was to be made available to Tenant, Landlord shall not be liable to Tenant for any wrongful holdover by such tenant or occupant.  In such event, the date on which Tenant is obligated to commence payment of Monthly Base Rent in respect of such Available Space shall be postponed by the sum of the number of days required for Landlord to obtain and deliver to Tenant possession of such space.

52(e).  Within fifteen (15) days after Tenant’s notification to Landlord that Tenant will lease the Available Space, Landlord shall prepare and submit to Tenant an addendum to this Lease incorporating such space as part of the Demised Premises and the financial terms of the accepted offer into this Lease.  In all other respects, the terms and conditions of this Lease shall remain in effect and shall apply to the Available Space leased.  If Tenant does not execute such addendum within fifteen (15) days of its receipt of the same, then, at Landlord’s option, Tenant’s rights to lease the Available Space shall be null and void and of no further force and effect.

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52(f).  At Landlord’s option, Tenant shall have no right to lease the Available Space, if any of the following are true either at the time Tenant send to Landlord notice of Tenant’s exercise of its intention to lease the Available Space or on the Available Space Commencement Date: (i) the Lease has been terminated (either at the time of sending notice or on the Available Space Commencement Date); (ii) an Event of Default has occurred or an event has occurred which with the giving of notice would constitute an Event of Default; (iii) Tenant or its Permitted Transferees do not occupy at least 200,000 rentable square feet of the Demised Premises; or (iv) there has been a material adverse change in Tenant’s net worth since the date this Lease was originally executed and delivered .  At such time as Tenant sends notice to Landlord of its intent to exercise its right to lease the Available Space, Tenant shall be bound to lease such space on the terms set forth in this Article.  If Tenant shall not be entitled to exercise such right to lease Available Space because of the foregoing provisions of this subsection, such right shall be rendered void and of no force and effect.

52(g).  The right of first offer under this Article is personal to Tenant and its Permitted Transferees and may not be exercised by an assignees or subtenants of Tenant or its Permitted Transferees, whether or not Landlord has consented to such assignment or subletting.”

It is the intention and agreement of the parties that Tenant’s right of first offer provided for in Article 52 of the Original Lease (as amended above in Paragraph 3 of this Second Amendment) shall only come into existence if the entry by Tenant and Building  Two Owner into Building Two Construction Agreement and the Building Two Lease is initiated, negotiated and consummated in strict accordance with all of the specific deadlines, terms and conditions which govern the right of Tenant to exercise its option to expand into Building Two Expansion Space (as such term was defined in Section 51(a)(1) of the Original Lease) under Article 51 of the Original Lease, but not otherwise.

4.  Counterparts.  This Second Amendment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together in a single document.

5.  Effect of This Second Amendment.  As expressly amended hereby, the Lease shall remain in full force and effect and fully binding upon the Landlord and its successors and assigns and the Tenant and its permitted successors and assigns.  In the event of any conflict between the terms of the Lease and the terms of this Second Agreement, the terms of this Second Amendment shall govern.

6.  Governing Law.  This Second Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to the conflicts of law principles thereof.

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IN WITNESS WHEREOF, each party hereto has executed this Second Amendment by its duly authorized representative as of the day, month and year first above written.

ORIX COLUMBIA, INC.

By:
Name:
Title:

MICROS SYSTEMS, INC.

By:
Name:
Title:

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THIRD AMENDMENT TO LEASE AGREEMENT

THIS THIRD AMENDMENT TO LEASE AGREEMENT (the “Third Amendment”) is made as of the 1st day of March, 2006, by and between COLUMBIA GATEWAY OFFICE CORPORATION, a Delaware corporation (“Landlord”), and MICROS SYSTEMS, INC., a Maryland corporation (“Tenant”).

RECITALS

A.  Landlord (as successor-in-interest to Orix Columbia, Inc.) and Tenant entered into that certain Lease Agreement dated as of August 17, 1998 (the “Original Lease”), as amended by that certain First Amendment to Lease Agreement (the “First Amendment”) dated as of October 27, 1999, that certain Declaration (the “Declaration”) dated as of March 9, 2001 and that certain Second Amendment to Lease Agreement dated as of December 26, 2001, for 247,624 rentable square feet ("RSF") of space (the “Demised Premises”) comprising all of the rentable area in a five-story office building (the “Building”) constructed for Tenant’s headquarters on certain land (the “Land”) described in Exhibit I-A of the First Amendment in an office park development known as “Columbia Gateway” in Columbia, Maryland.  The Lease Agreement, as amended by the First Amendment, the Declaration and the Second Amendment, is hereinafter referred to as the “Lease.”

B.  Landlord and Tenant desire to enter into this Third Amendment for the purpose of extending the Term of the Lease, upon the terms and conditions set forth hereinbelow.

C.  All capitalized terms herein shall have the meaning ascribed thereto in the Lease unless otherwise specifically defined herein.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the entry into this Third Amendment by the parties hereto, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.  Recitals.  The foregoing recitals are in all respects true and correct and are incorporated herein by this reference in their entirety.

2.  Term.  Effective as of March 1, 2006, the Term of the Lease shall be extended so as to be comprised of a ten (10) year period commencing March 1, 2006 and expiring at 11:59 p.m. on February 28, 2016.  All references to the "Term" in the Lease shall hereafter be deemed to mean and refer to the Term, as so extended by this Third Amendment.

3.  Base Rent.  Effective as of March 1, 2006 and continuing throughout the balance of the Term (as extended hereby), the calculation of the annual Base Rent and Monthly Base Rent payable by Tenant to Landlord under the Lease shall be changed from being based upon the rates set forth in Paragraph 6 of the Declaration to the rates and amounts set forth immediately below for the indicated periods of the Term:

Period	Base Rent Per RSF Per Annum	Monthly Base Rent
3/1/06-3/31/06	$14.71	$303,545.75
4/1/06-2/28/07	$15.00	$309,530.00
3/1/07-2/29/08	$15.00	$309,530.00
3/1/08-2/28/09	$15.00	$309,530.00
3/1/09-2/28/10	$17.00	$350,800.67
3/1/10-2/28/11	$17.00	$350,800.67
3/1/11-2/29/12	$17.00	$350,800.67
3/1/12-2/28/13	$17.50	$361,118.33
3/1/13-2/28/14	$18.00	$371,436.00
3/1/14-2/28/15	$18.00	$371,436.00
3/1/15-2/29/16	$18.00	$371,436.00

  4.  Additional Rent.  Effective as of March 1, 2006 and continuing throughout the balance of the Term (as extended hereby), Tenant shall continue to be obligated to pay, monthly in advance, as Additional Rent, Tenant’s Pro Rata Share (i.e., 100%) of Operating Expenses (based upon Estimated Operating Expenses), all as contemplated by and provided for in Articles 4 and 5 and the other relevant provisions of the Lease.

5.  Counterparts.  This Third Amendment may be executed in any number of identical counterparts, any or all of which may contain the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.

6.  Effect of This Third Amendment.  As expressly amended hereby, the Lease shall remain in full force and effect and fully binding upon the Landlord and its successors and assigns and the Tenant and its permitted successors and assigns.  In the event of any conflict between the terms of the Lease and the terms of this Third Amendment, the terms of this Third Amendment shall govern.

7.  Governing Law.  This Third Amendment shall be governed by and construed in accordance with the internal laws of the State of Maryland, without regard to the conflicts of law principles thereof.

IN WITNESS WHEREOF, each party hereto has executed this Third Amendment by its duly authorized representative as of the day, month and year first above written.

COLUMBIA GATEWAY OFFICE CORPORATION

By:
Name:
Title:

MICROS SYSTEMS, INC.

By:
Name:
Title:

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